As filed with the Securities and Exchange Commission on August 17, 2023.

Registration No. 333-273541

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO

FORM F-10

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

NEW PACIFIC METALS CORP.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	1040	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if applicable)

Suite 1750 - 1066 West Hastings Street, Vancouver, British Columbia V6E 3X1

(604) 663-1368

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204, Newark, DE 19711, (302)-738-6680

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Jalen Yuan New Pacific Metals Corp. Suite 1750 - 1066 West Hastings Street Vancouver, British Columbia Canada V6E 3X1 (604) 663-1368	Christopher L. Doerksen Dorsey & Whitney LLP Columbia Center 701 Fifth Avenue, Suite 6100 Seattle, Washington 98104 (206) 903-8800

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this Registration Statement becomes effective

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	at some future date (check the appropriate box below)
	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
	2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
	3.	☒	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the General Counsel and Corporate Secretary of New Pacific Metals Inc. at 1750-1066 West Hastings Street, Vancouver, British Columbia, Canada V6E 3X1 and are also available electronically at www.sedarplus.ca.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

SHORT FORM BASE SHELF PROSPECTUS

New Issue and Secondary Offering	August 16, 2023

NEW PACIFIC METALS CORP.

US$200,000,000

Common Shares

Preferred Shares

Debt Securities

Warrants
Units
Subscription Receipts

This short form base shelf prospectus (the “Prospectus”) relates to the offer and sale by New Pacific Metals Corp. (“New Pacific” or the “Company”) from time to time of common shares (the “Common Shares”), preferred shares (“Preferred Shares”), debt securities (“Debt Securities”), warrants to purchase other Securities (as defined herein) (the “Warrants”), units (the “Units”) comprised of one or more of any of the other Securities or any combination of such Securities and subscription receipts (the “Subscription Receipts”) (all of the foregoing, collectively, the “Securities”) or any combination thereof in one or more series or issuances up to an aggregate total offering price of US$200 million (or the equivalent thereof in Canadian dollars or any other currencies) during the 25-month period that this Prospectus, including any amendments thereto, remains effective. The Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement (each, a “Prospectus Supplement”). In addition, the Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Company or one of its subsidiaries. The consideration for any such acquisition may consist of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities. One or more securityholders (each, a “Selling Securityholder”) of the Company may also offer and sell Securities under this Prospectus. See “Selling Securityholders”.

New Pacific is permitted, under a multi-jurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States, to prepare this Prospectus in accordance with the disclosure requirements of Canada. Prospective investors in the United States should be aware that such requirements are different from those of the United States. The financial statements incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and thus may not be comparable to financial statements of United States companies.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Company is governed by the laws of British Columbia, Canada, that some or all of its officers and directors are residents of a foreign country, that some or all of the experts named in this Prospectus are, and the underwriters, dealers or agents named in any Prospectus Supplement may be, residents of a foreign country, and that all or a substantial portion of the assets of the Company and said persons may be located outside of the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE OR CANADIAN SECURITIES COMMISSION OR REGULATORY AUTHORITY NOR HAS THE SEC OR ANY STATE OR CANADIAN SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Prospective investors should be aware that the acquisition of the Securities may have tax consequences in Canada and the United States. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein or in any applicable Prospectus Supplement. Prospective investors should read the tax discussion contained in the applicable Prospectus Supplement, if any, with respect to a particular offering of Securities.

The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement, including, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price (in the event the offering is a fixed price distribution) or the manner of determining the offering price (in the event the offering is a non-fixed price distribution), whether the Common Shares are being offered for cash, and any other terms specific to the Common Shares; (ii) in the case of Preferred Shares, the designation of the particular class or series of Preferred Shares, as applicable, the number of Preferred Shares offered, the offering price or manner of determining the offering price, whether the Preferred Shares are being offered for cash, the dividend rate, if any, any terms for redemption or retraction, any exchange or conversion terms, and any other terms specific to the Preferred Shares, (iii) in the case of Debt Securities, the aggregate principal amount and ranking of Debt Securities being offered, the issue and delivery date, the maturity date, the offering price or manner of determining the offering price, the interest provisions, the currency or currency unit for which the Debt Securities may be purchased, the authorized denominations, the covenants, the events of default, any terms for redemption or retraction, any exchange or conversion rights attached to the Debt Securities, the form of Debt Securities, whether the Debt Securities will be secured by any of the Company’s assets or guaranteed by any other person, and any other terms specific to the Debt Securities; (iv) in the case of Warrants, the offering price or manner of determining the offering price, whether the Warrants are being offered for cash, the designation, the number and the terms of the Common Shares, Preferred Shares or other securities purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, the dates and periods of exercise, and any other specific terms; (v) in the case of Units, the number of Units being offered, the offering price and the number and terms of the Securities comprising the Units; and (vi) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price or manner of determining the offering price, whether the Subscription Receipts are being offered for cash, the terms, conditions and procedures for the conversion of the Subscription Receipts into other Securities, the designation, number and terms of such other Securities, and any other terms specific to the Subscription Receipts. See “Plan of Distribution”. A Prospectus Supplement relating to a particular offering of Securities may include terms pertaining to the Securities being offered thereunder that are not within the terms and parameters described in this Prospectus. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities.

All applicable shelf information permitted under applicable laws to be omitted from this Prospectus that has been omitted will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus, except in cases where an exemption from such delivery is available. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains. Prospective investors should read this Prospectus and any applicable Prospectus Supplement carefully before investing in any Securities issued pursuant to this Prospectus.

The Company and the Selling Securityholder(s) may offer and sell Securities to, or through, underwriters, dealers or agents and may also offer and sell certain Securities directly to other purchasers or through agents pursuant to exemptions under applicable securities laws. See “Plan of Distribution”. The Prospectus Supplement relating to each issue of Securities offered pursuant to this Prospectus will set forth the names of any underwriters, dealers or agents involved in the offering and sale of such Securities and will set forth the terms of the offering of such Securities, the method of distribution of such Securities including, to the extent applicable, the proceeds to the Company or the Selling Securityholder(s), if any, and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution.

No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

This Prospectus may qualify one or more “at-the-market distributions” (as defined in National Instrument 44-102 - Shelf Distributions (“NI 44-102”)). The Securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices including sales in transactions that are deemed to be at-the-market distributions. If offered on a non-fixed price basis, the Securities may be offered at market prices prevailing at the time of sale, at prices determined by reference to the prevailing price of a specified Security in a specified market or at prices to be negotiated with purchasers, in which case the compensation payable to an underwriter, dealer or agent in connection with any such sale will be decreased by the amount, if any, by which the aggregate price paid for Securities by the purchasers is less than the gross proceeds paid by the underwriter, dealer or agent to the Company. The price at which the Securities will be offered and sold may vary from purchaser to purchaser and during the period of distribution.

This Prospectus does not qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items. For greater certainty, this Prospectus may qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or bankers’ acceptance rate, or to recognized market benchmark interest rates such as EURIBOR (or any replacement or successor thereto) or a U.S. Federal funds rate.

In connection with any offering of Securities, except as otherwise set out in a Prospectus Supplement relating to a particular offering of Securities, the underwriters, dealers or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time. However, no underwriter of an “at-the-market distribution”, as defined in NI 44-102, and no person or company acting jointly or in concert with such an underwriter, may, in connection with such a distribution, enter into any transaction that is intended to stabilize or maintain the market price of the Securities or Securities of the same class as the Securities distributed under this Prospectus and Prospectus Supplement, including selling an aggregate number or principal amount of Securities that would result in an underwriter creating an over-allocation position in the Securities. A purchaser who acquires Securities forming part of the underwriters’, dealers’ or agents’ over-allotment position acquires those Securities under this Prospectus and the Prospectus Supplement relating to the particular offering of Securities, regardless of whether the over-allotment position is ultimately filled through the exercise of the over-allotment option or secondary market purchases. See “Plan of Distribution”.

The outstanding Common Shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “NUAG” and are listed on the NYSE American (the “NYSE American”) under the symbol “NEWP”. On August 15, 2023, the last trading day prior to the date of this Prospectus, the closing price of the Common Shares on the TSX was C$2.94 on the NYSE American was US$2.13.

Unless otherwise specified in the applicable Prospectus Supplement, Preferred Shares, Debt Securities, Warrants, Units or Subscription Receipts will not be listed on any securities exchange. Consequently, unless otherwise specified in the applicable Prospectus Supplement, there is no market through which the Preferred

Shares, Debt Securities, Warrants, Units or Subscription Receipts may be sold and purchasers may not be able to resell any such Securities purchased under this Prospectus. This may affect the pricing of the Preferred Shares, Debt Securities, Warrants, Units or Subscription Receipts in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. See “Risk Factors”.

This Prospectus constitutes a public offering of these Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such Securities.

Investing in the Securities involves significant risks. Prospective purchasers of the Securities should carefully consider the risk factors described under the heading “Risk Factors” and elsewhere in this Prospectus, in documents incorporated by reference in this Prospectus and in the applicable Prospectus Supplement with respect to a particular offering of Securities.

All dollar amounts in this Prospectus are in United States dollars, unless otherwise indicated. See “Currency Presentation and Exchange Rate Information”.

The Company’s head office is located at Suite 1750 – 1066 West Hastings Street, Vancouver, British Columbia, V6E 3X1, and its registered office is located at Suite 1750 – 1066 West Hastings Street, Vancouver, British Columbia, V6E 3X1.

Readers should rely only on the information contained or incorporated by reference in this Prospectus and any applicable Prospectus Supplement. The Company has not authorized anyone to provide readers with different information. The Company is not making an offer to sell or seeking an offer to buy the Securities in any jurisdiction where the offer or sale is not permitted. Readers should not assume that the information contained in this Prospectus and any applicable Prospectus Supplement is accurate as of any date other than the date of such documents, regardless of the time of delivery of this Prospectus and any applicable Prospectus Supplement or of any sale of the Securities. Information contained on the Company’s website should not be deemed to be a part of this Prospectus or incorporated by reference herein and should not be relied upon by prospective investors for the purpose of determining whether to invest in the Securities.

Market data and certain industry forecasts used in this Prospectus or any applicable Prospectus Supplement and the documents incorporated by reference herein were obtained from market research, publicly available information and industry publications. The Company believes that these sources are generally reliable, but the accuracy and completeness of the information is not guaranteed. The Company has not independently verified this information and does not make any representation as to the accuracy of this information.

References to “New Pacific” and “the Company” include direct and indirect subsidiaries of New Pacific, where applicable.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

Certain statements and information contained in this Prospectus and the documents incorporated by reference herein, that are not current or historic factual statements, constitute “forward-looking information” or “forward-looking statements” (collectively, “forward-looking information”) within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian provincial securities laws. Any statements or information that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects”, “is expected”, “anticipates”, “believes”, “plans”, “projects”, “estimates”, “assumes”, “intends”, “strategies”, “targets”, “goals”, “forecasts”, “objectives”, “budgets”, “schedules”, “potential” or variations thereof or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of historical fact and may be forward-looking statements or information. Such statements include, but are not limited to: statements regarding anticipated exploration, drilling, development, construction, and other activities or achievements of the Company; inferred, indicated or measured mineral resources or mineral reserves on the Company’s projects; the results of the PEA (as defined below) and other technical reports; timing of receipt of permits and regulatory approvals; estimates of the Company’s revenues and capital expenditures; the acquisition of other businesses, assets or securities; the growth of Company’s mineral resources through acquisitions and exploration; future securities offerings; plan of distribution; terms of the Securities; use of proceeds; capital expenditures; success of exploration activities; government regulation of mining operations; environmental risks; and other forecasts and predictions with respect to the Company and its properties.

Forward-looking statements or information are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those reflected in the forward-looking statements or information, including, without limitation, risks relating to: global economic and social impact of COVID-19; fluctuating equity prices, bond prices, commodity prices; calculation of resources, reserves and mineralization, general economic conditions, foreign exchange risks, interest rate risk, foreign investment risk; loss of key personnel; conflicts of interest; dependence on management, uncertainties relating to the availability and costs of financing needed in the future, environmental risks, operations and political conditions, the regulatory environment in Bolivia and Canada, risks associated with community relations and corporate social responsibility, and other factors described under the heading “Risk Factors” in this Prospectus, the Annual Information Form (as defined below) and the other documents incorporated by reference into this Prospectus. This list is not exhaustive of the factors that may affect any of the Company’s forward-looking statements or information.

The forward-looking statements are necessarily based on a number of estimates, assumptions, beliefs, expectations and opinions of management as of the date of this Prospectus or the date of the document incorporated by reference, as applicable, that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. These estimates, assumptions, beliefs, expectations and options include, but are not limited to, those related to the Company’s ability to carry on current and future operations, including: the duration and effects of COVID-19 on our operations and workforce; development and exploration activities; the timing, extent, duration and economic viability of such operations; the accuracy and reliability of estimates, projections, forecasts, studies and assessments; the Company’s ability to meet or achieve estimates, projections and forecasts; the stabilization of the political climate in Bolivia; the Company’s ability to obtain and maintain social license at its mineral properties; the availability and cost of inputs; the price and market for outputs; foreign exchange rates; taxation levels; the timely receipt of necessary approvals or permits, including the ratification and approval of the Mining Production Contract with COMIBOL (as defined below) by the Plurinational Legislative Assembly of Bolivia; the ability of the Company’s Bolivian partner to convert the exploration licenses at the Carangas Project to AMCs (as defined below); the ability to meet current and future obligations; the ability to obtain timely financing on reasonable terms when required; the current and future social, economic and political conditions; and other assumptions and factors generally associated with the mining industry.

Although the forward-looking statements contained in this Prospectus and the documents incorporated by reference herein are based upon what management believes are reasonable assumptions, there can be no assurance that actual results will be consistent with these forward-looking statements. All forward-looking statements in this Prospectus and the documents incorporated by reference herein are qualified by these cautionary statements. The forward-looking statements contained in this Prospectus and in each of the documents incorporated by reference herein are made as of the date of such document and, accordingly, is subject to change after such date. Accordingly, readers should not place undue reliance on such statements. Other than specifically required by applicable laws, the Company is under no obligation and expressly disclaims any such obligation to update or alter the forward-looking statements whether as a result of new information, future events or otherwise except as may be required by law.

CAUTIONARY NOTE REGARDING RESULTS OF PRELIMINARY ECONOMIC ASSESSMENT

The results of the independent preliminary economic assessment (the “PEA”) contained in the Silver Sand Technical Report (as defined below) are preliminary in nature and are intended to provide an initial assessment of the Silver Sand Project’s economic potential and development options. The PEA mine schedule and economic assessment includes numerous assumptions and is based on both indicated and inferred mineral resources. Inferred resources are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the project economic assessments described herein will be achieved or that the PEA results will be realized. The estimate of mineral resources may be materially affected by geology, environmental, permitting, legal, title, socio-political, marketing or other relevant issues. Mineral resources are not mineral reserves and do not have demonstrated economic viability. Additional exploration will be required to potentially upgrade the classification of the inferred mineral resources to be considered in future advanced studies. AMC Consultants (as defined below) (mineral resource, mining, infrastructure and financial analysis) was contracted to conduct the PEA in cooperation with Halyard Inc. (metallurgy and processing), and NewFields Canada Mining & Environment ULC (tailings, water and waste management). The qualified persons (as defined in NI 43-101 (as defined below)) for the PEA for the purposes of NI 43-101 are Mr. John Morton Shannon, P.Geo, General Manager and Principal Geologist at AMC Consultants, Mr. Wayne Rogers, P.Eng, and Mr. Mo Molavi, P.Eng, both Principal Mining Engineers with AMC Consultants, Mr. Andrew Holloway P.Eng, Process Director with Halyard Inc., and Mr. Leon Botham P.Eng., Principal Engineer with NewFields Canada Mining & Environment ULC, in addition to Ms. Dinara Nussipakynova, P.Geo., Principal Geologist with AMC Consultants, who estimated the mineral resources (collectively, the “Silver Sand Technical Report Authors”). All qualified persons for the PEA have reviewed the disclosure of the PEA herein. The PEA is based on the MRE, which was reported on November 28, 2022. The effective date of the MRE is October 31 2022. The cut-off applied for reporting the pit-constrained mineral resources is 30 g/t silver. Assumptions made to derive a cut-off grade included mining costs, processing costs and recoveries and were obtained from comparable industry situations. The model is depleted for historical mining activities. Mineral resources are constrained by optimized pit shells at a silver price of US$22.50 per ounce, silver metallurgical recovery of 91%, silver payability of 99%, open pit mining cost of US$2.6/t, processing cost of US$16/t, G&A cost of US$2/t, and slope angle of 44-47 degrees. Key assumptions used for pit optimization for the PEA mining pit include silver price of US$22.50 per ounce, silver metallurgical recovery of 91%, silver payability of 99%, open pit mining cost of US$2.6/t, incremental mining cost of US$0.04/t (per 10 m bench), processing cost of US$16/t, tailing storage facility operating cost of US$0.7/t, G&A cost of US$2/t, royalty of 6.00%, mining recovery of 92%, dilution of 8%, and cut-off grade of 30 g/t silver.

CAUTIONARY NOTE TO UNITED STATES INVESTORS REGARDING
PRESENTATION OF MINERAL RESOURCE ESTIMATES

This Prospectus, including the documents incorporated by reference herein, has been prepared in accordance with the securities laws in effect in Canada which differ from the requirements of United States securities laws. The technical and scientific information contained herein has been prepared in accordance with National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43-101”), which differs from the standards adopted by the SEC.

Accordingly, the technical and scientific information contained herein, including any estimates of mineral reserves and mineral resources, may not be comparable to similar information disclosed by U.S. companies subject to the reporting and disclosure requirements of the SEC.

FINANCIAL INFORMATION

Unless otherwise indicated, all financial information included and incorporated by reference in this Prospectus is determined using IFRS, which differs from United States generally accepted accounting principles.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

The financial statements of the Company incorporated by reference in this Prospectus are reported in United States dollars. In this Prospectus, all dollar amounts referenced, unless otherwise indicated, are expressed in United States dollars and are referred to as “$” or “US$”. Canadian dollars are referred to as “C$”. The high, low and closing exchange rates for Canadian dollars in terms of the United States dollar for each of the indicated periods, as quoted by the Bank of Canada, were as follows:

	Period ended June 30	Year ended December 31 (C$)
	2023	2022	2021	2020
High	1.3807	1.3856	1.2942	1.4496
Low	1.3151	1.2451	1.2040	1.2718
Closing	1.3240	1.3544	1.2678	1.2732

On August 15, 2023, the last business day prior to the date of this Prospectus, the exchange rate for Canadian dollars in terms of the United States dollar, as quoted by the Bank of Canada, was US$1.00 = C$1.3482.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar authorities in each of the provinces of Canada (the “Qualifying Provinces”). Copies of the documents incorporated herein by reference may be obtained on request without charge from the General Counsel and Corporate Secretary of the Company at its head office at Suite 1750 – 1066 West Hastings Street, Vancouver, British Columbia, V6E 3X1, telephone (604) 633-1368, and are also available electronically through SEDAR+ at www.sedarplus.ca or at www.sec.gov/edgar.shtml (“EDGAR”). The filings of the Company through SEDAR+ and EDGAR are not incorporated by reference in this Prospectus except as specifically set out herein.

As of the date hereof, the following documents, filed by the Company with the securities commissions or similar authorities in each of the Qualifying Provinces, and filed with, or furnished to, the SEC, are specifically incorporated by reference into, and form an integral part of, this Prospectus provided that such documents are not incorporated by reference to the extent that their contents are modified or superseded by a statement contained in this Prospectus or a Prospectus Supplement or in any other subsequently filed document that is also incorporated by reference in the Prospectus or a Prospectus Supplement, as further described below:

(a)	the annual information form of the Company for the year ended June 30, 2022 dated as at September 28, 2022 (the “Annual Information Form”);

(b)	the audited consolidated financial statements of the Company as of and for the years ended June 30, 2022 and 2021, together with the notes thereto and the report of independent registered public accounting firm thereon;

(c)	the management’s discussion and analysis of the Company for the year ended June 30, 2022 (the “Annual MD&A”);

(d)	the unaudited condensed consolidated interim financial statements of the Company for the three and nine months ended March 31, 2023 and 2022, together with the notes thereto (the “Interim Financial Statements”);

(e)	the management’s discussion and analysis of the Company for the three and nine months ended March 31, 2023 (the “Interim MD&A”);

(f)	the management information circular dated October 24, 2022 in respect of the annual general meeting of New Pacific shareholders held on December 2, 2022;

(g)	the material change report dated February 17, 2023 with respect to the Company filing the Silver Sand Technical Report;

(h)	the material change report dated December 6, 2022 with respect to the appointment of Peter Megaw and Dickson Hall to the board of directors of the Company (the “Board”); and

(i)	the material change report dated December 2, 2022 with respect to the Company filing the Carangas Technical Report (as defined below).

Any document of the type referred to in section 11.1 of Form 44-101F1 of National Instrument 44-101 - Short Form Prospectus Distributions filed by the Company with the securities commissions or similar regulatory authorities in the applicable provinces of Canada after the date of this Prospectus and prior to the termination of any offering of securities hereunder shall be deemed to be incorporated by reference in this Prospectus. In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report filed with or furnished by the Company to the SEC pursuant to the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Prospectus, that document or information shall be deemed to be incorporated by reference as an exhibit to the Registration Statement (as defined below) of which this Prospectus forms a part (in the case of Form 6-K and Form 8-K, only if and to the extent set forth therein). The Company may also incorporate other information filed with or furnished to the SEC under the Exchange Act, provided that information included in any report on Form 6-K or Form 8-K shall be so deemed to be incorporated by reference only if and to the extent expressly provided in such Form 6-K or Form 8-K.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies, replaces or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus; rather only such statement as modified or superseded shall be considered to constitute part of this Prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

A Prospectus Supplement containing the specific terms of an offering of Securities will be delivered to purchasers of such Securities together with this Prospectus to the extent required under applicable securities laws except in cases where an exemption from such delivery has been obtained and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement, but only for the purposes of the offering of Securities covered by that Prospectus Supplement.

Upon a new annual information form and related annual audited consolidated financial statements and management’s discussion and analysis being filed by the Company with, and where required, accepted by, the applicable securities regulatory authorities during the term of this Prospectus: (i) the previous annual information form, the previous annual audited consolidated financial statements, and related management’s discussion and analysis; (ii) all interim financial statements and related management’s discussion and analysis, all material change reports and all business acquisition reports filed by the Company prior to the commencement of the Company’s financial year in respect of which the new annual information form is filed; and (iii) any business acquisition report for acquisitions completed since the beginning of the financial year in respect of which the new annual information form is filed (unless such report is incorporated by reference into the current annual information form or less than nine months of the acquired business or related businesses operations are incorporated into the Company’s current annual audited consolidated financial statements) shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon interim consolidated financial statements and the accompanying management’s discussion and analysis being filed by the Company with the applicable securities regulatory authorities during the period that this Prospectus is effective, the previous interim consolidated financial statements and the accompanying management’s discussion and analysis filed shall no longer be deemed to be incorporated into this

Prospectus for purposes of future offers and sales of Securities under this Prospectus. In addition, upon a new management information circular for the annual meeting of shareholders being filed by the Company with the applicable securities regulatory authorities during the period that this Prospectus is effective, the previous management information circular filed in respect of the prior annual meeting of shareholders shall no longer be deemed to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. In addition, certain marketing materials (as that term is defined in applicable Canadian securities legislation) may be used in connection with a distribution of Securities under this Prospectus and the applicable Prospectus Supplement(s). Any “template version” of “marketing materials” (as those terms are defined in applicable Canadian securities legislation) pertaining to a distribution of Securities, and filed by the Company after the date of the Prospectus Supplement for the distribution and before termination of the distribution of such Securities, will be deemed to be incorporated by reference into that Prospectus Supplement for the purposes of the distribution of Securities to which the Prospectus Supplement pertains.

The Company has not provided or otherwise authorized any other person to provide investors with information other than as contained or incorporated by reference in this Prospectus or any Prospectus Supplement. If an investor is provided with different or inconsistent information, he or she should not rely on it.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been, or will be, filed with the SEC as part of the Registration Statement (as defined below) of which this Prospectus forms a part: (1) the documents listed under “Documents Incorporated by Reference”; (2) the consent of Deloitte LLP; (3) powers of attorney from certain of the Company’s directors and officers; (4) the consents of the qualified persons referred to in this Prospectus or the documents incorporated by reference herein; and (5) a copy of the form of indenture for Debt Securities. A copy of the form of any applicable warrant agreement, subscription receipt agreement or statement of eligibility of trustee on Form T-1, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the Exchange Act.

AVAILABLE INFORMATION

The Company is subject to the information reporting requirements of the Exchange Act and applicable Canadian requirements and, in accordance therewith, files reports and other information with the SEC and with securities regulatory authorities in Canada. Under the multi-jurisdictional disclosure system adopted by the United States and Canada, such reports and other information may generally be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Prospective investors may read and download any public document that the Company has filed with the securities commission or similar regulatory authority in each of the provinces of Canada on SEDAR+ at www.sedarplus.ca. The reports and other information filed and furnished by the Company with the SEC can be inspected on the SEC’s website at www.sec.gov.

The Company has filed with the SEC a registration statement on Form F-10 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), with respect to the Securities. This Prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are contained in the exhibits to the Registration Statement as permitted by the rules and regulations of the SEC. See “Documents Filed as Part of the Registration Statement”. For further information with respect to the Company and the Securities, reference is made to the Registration Statement and the exhibits thereto. Statements contained in or incorporated by reference into this Prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement for a complete description of the matter involved. Each such statement is qualified in its entirety by such reference. Each time the Company sells Securities under the Registration Statement, it will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus.

SUMMARY DESCRIPTION OF BUSINESS

The Company is a Canadian mining issuer engaged in exploring and developing mineral properties in Bolivia. The Company’s precious metal projects include the flagship Silver Sand project (the “Silver Sand Project”) in Potosí Department, Bolivia; the Carangas project (the “Carangas Project”) in the Oruro Department, Bolivia; and the Silverstrike project (the “Silverstrike Project”) in La Paz Department, Bolivia. With experienced management and sufficient technical and financial resources, management believes the Company is well positioned to create shareholder value through exploration and resource development.

The disclosure in this Prospectus and the documents incorporated by reference herein of a scientific or technical nature for the Silver Sand Project is supported by the PEA and technical report prepared in accordance with NI 43-101 titled “Technical Report – Silver Sand Deposit Preliminary Economic Assessment” dated February 16, 2023 and with an effective date of November 30, 2022 (the “Silver Sand Technical Report”) and prepared by certain qualified persons associated with AMC Mining Consultants (Canada) Ltd (“AMC Consultants”). The Silver Sand Technical Report is available under the Company’s profile at www.sedarplus.ca. The Silver Sand Technical Report supersedes and replaces all prior technical reports in respect of the Silver Sand Project.

The disclosure in this Prospectus and the documents incorporated by reference herein of a scientific or technical nature for the Carangas Project is supported by the technical report prepared in accordance with NI 43-101 titled “Carangas Project Technical Report” dated August 20, 2022 and with an effective date of June 16, 2022 (the “Carangas Technical Report”) and prepared by Mr. Donald Birak, AusIMM Fellow. The Carangas Technical Report is available under the Company’s profile at www.sedarplus.ca.

Further information regarding the business of the Company, its operations and its mineral properties, including the Silver Sand Project, the Carangas Project, and the Silverstrike Project can be found in the Annual Information Form and the documents incorporated by reference into this Prospectus. See “Documents Incorporated by Reference”.

The corporate chart of the Company as of the date hereof including the Company’s subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of voting securities beneficially owned, controlled or directed, directly or indirectly, is set out below.

Recent Developments

On February 16, 2023, the Company announced filing of the Silver Sand Technical Report, with an effective date of November 30, 2022. The Silver Sand Technical Report was prepared in accordance with NI 43-101 by certain qualified persons associated with AMC Consultants. Following the PEA results, the Company is working to advance the Silver Sand Project in 2023 by 1) completing a pre-feasibility study, and 2) working towards obtaining an “environmental license”, that is the “Environmental Impact Statement (DIA)” issued by the Ministry of Environmental and Water of Bolivia.

From July 2021 to July 2023, the Company commenced multiple-staged drill programs totaling 81,200 metres (“m”) in 189 drill holes at its Carangas Project. These drill results confirmed a broad silver-lead-zinc polymetallic mineralization starting near surface in an area of up to 1,000 m long by 800 m wide by 200 m deep with a wide and thick zone of gold mineralization below it. In early 2023, The Company engaged consulting firm RPMGlobal Canada Limited (“RPMGlobal”) for technical services regarding a NI 43-101 mineral resource estimate report for the

Carangas Project. The qualified person from RPMGlobal completed his site visit at the end of March 2023. The resource estimation is expected to be completed in the third quarter of 2023.

On November 22, 2022, the Company filed the Carangas Technical Report.

From June to October, 2022, the Company completed an initial discovery drill program totaling 3,200 m in 10 drill holes at its Silverstrike Project. In 2023, the Company decided to pause the exploration activities at the Silverstrike Project in order to focus on programs for Silver Sand Project and Carangas Project.

On December 5, 2022, the Company announced the appointment of Dr. Peter Megaw and Mr. Dickson Hall to the Board. Two of the former directors, Mr. Jack Austin and Mr. David Kong did not stand for re-election as directors.

On January 26, 2023, the Company announced the appointment of Mr. Andrew Williams to the position of President.

MINERAL PROPERTIES

SILVER SAND PROJECT

Current Technical Report

The current technical report for the Silver Sand Project is the Silver Sand Technical Report. The Silver Sand Technical Report supersedes all prior technical reports relating to the Silver Sand Property. The qualified persons for the Silver Sand Technical Report are the Silver Sand Technical Report Authors. The Silver Sand Technical Report was prepared in accordance with the requirements of NI 43-101 for filing on SEDAR+.

The disclosure set out below regarding the Silver Sand Project is based on, without material modification or revision, the disclosure in the Silver Sand Technical Report unless otherwise indicated. The Silver Sand Technical Report is available for review under the Company’s SEDAR+ profile at www.sedarplus.ca. The Silver Sand Technical Report contains more detailed information and qualifications than are set out below and readers are encouraged to review the Silver Sand Technical Report. This summary is subject to all of the assumptions, information and qualifications set forth therein.

The Silver Sand Technical Report provides an updated mineral resource estimate and provides the results of a preliminary economic assessment on the Silver Sand Project. The Company, through its wholly-owned subsidiaries, acquired exploration and mining rights over an aggregate area of approximately 60 square kilometres (km2) covering the Silver Sand deposit and its surrounding areas. The Silver Sand area has been intermittently mined for silver from narrow high-grade mineralized veins in the Cretaceous sandstone since early to mid-1500s.

Property Description, Location and Access

The Silver Sand Project is situated in the Colavi District of Potosí Department in southwestern Bolivia, 33 kilometres (km) north-east of Potosí city, the department capital. The approximate geographic center of the Silver Sand Project is 19°22’ 4.97” S latitude and 65°31’ 22.93” W longitude at an elevation of 4,072 m above sea level.

Exploration and mining rights in Bolivia are granted by the Ministry of Mines and Metallurgy through the Jurisdictional Mining Administrative Authority (“AJAM”). Under Mining and Metallurgy Law No. 535 (the “2014 Mining Law”), as modified by the Law No. 845 (the “2016 Mining Law”, together with the 2014 Mining Law, the “New Mining Laws”), tenure is granted as either an Administrative Mining Contract (“AMC”) or an exploration license. Tenure held under previous legislation was converted to Temporary Special Authorizations (“ATEs”), formerly known as “mining concessions”, under the New Mining Laws. These ATEs are required to be consolidated to new 25-hectare sized cuadriculas (concessions) and converted to AMCs. AMCs created by conversion recognize existing rights of exploration and / or exploitation and development, including treatment, foundry refining, and / or trading.

AMCs have a fixed term of 30 years and can be extended for a further 30 years if certain conditions are met. Each contract requires ongoing work and the submission of plans to AJAM.

Exploration licenses are valid for a maximum of five years and provide the holder with the first right of refusal for an AMC.

In specific areas, mineral tenure is owned by the Bolivian state mining corporation, Corporación Minera de Bolivia (“COMIBOL”). In these areas development and production agreements can be obtained by entering into a Mining Production Contract (“MPC”) with COMIBOL.

Depending on the nature and scope of the activities to be conducted, the operator may need specific licenses or dispensations from the environmental authorities under the Ministry of Environment and Water or the Departmental Governorships. This applies to projects that may require consultation with a population that could be affected by the Silver Sand Project.

100% Owned New Pacific Tenure

The Silver Sand Project originally comprised 17 ATEs, now converted to a consolidated AMC covering an area of 3.1656 km2. These ATEs were acquired by New Pacific in its original purchase of the interests of Alcira, now New Pacific’s wholly owned subsidiary. They are valid for 30 years and can be extended for an additional 30 years.

In accordance with the 2014 and 2016 Mining Laws, New Pacific (through Alcira) submitted all required documents for the consolidation and conversion of the original 17 ATEs, which comprise the core of the Silver Sand Project, to Cuadriculas and AMC, to AJAM. Conversion was initially approved by AJAM in February 2018. On 6 January 2020, Alcira signed an AMC with AJAM pursuant to which the 17 ATEs were consolidated into one concession named as Arena De Plata (Silver Sand) with an area of 3.1656 km2. This AMC is registered with the mining register with mining registration number 1-05-1500055-0001-21, notary process completed and registration published in the mining gazette on 15 July 2021.

In addition, New Pacific acquired 100% interest in three continuous concessions originally consisting of ATEs called Jisas, Jardan and El Bronce from third party private entities. The Jisas and Jardan concessions have been consolidated into an AMC named as Jisasjardan with an area of 1.75 km2. This AMC is registered by AJAM with registration number 1-05-1500410-0094-22. The El Bronce concession has been consolidated into an AMC named Bronce with an area of 0.5 km2. This AMC is registered by AJAM with registration number 1-05-1501194-0093-22. These two AMCs have been notarized and registration published in the mining gazette on 12 February 2023.

The total area of AMCs under full control of the Company is 5.42 km2 after the consolidation and conversion. Table 1 summarizes the Silver Sand Project mineral tenure.

Table 1 Mineral Tenure controlled by New Pacific

National registry	Name	Concession type	Size of in km2	Titleholder	Duration
1-05-1500055-0001-21	Arena De Plata	AMC	3.17	Empresa Minera Alcira S.A.	30 years from February 14, 2020
1-05-1500410-0094-22	Jisasjardan	AMC	1.75	Empresa Jisas – Jardan SRL	30 years from December 4, 2020
1-05-1501194-0093-22	Bronce	AMC	0.5	Empresa El Cateador SRL	30 years from January 15, 2021
Totals			5.42

Mining production contract

The Company, through Alcira, entered into an MPC with COMIBOL on January 11, 2019. An updated MPC was entered with COMIBOL on January 19, 2022. The updated MPC covers 12 ATEs and 196 cuadriculas for a total area of about 55 km2 surrounding the Silver Sand Project core area. The MPC must be ratified by the Congress of Bolivia (“Congress”) to be valid and enforceable.

Once the MPC has been ratified by Congress, the MPC with COMIBOL will be valid for 15 years which may be automatically renewed for an additional 15 year term and potentially, subject to submission of an acceptable work plan, for an additional 15 year term for a total of 45 years. According to the terms of the MPC, the Company will pay COMIBOL a 6% gross sales value if the mineral concessions covered by the MPC are commercially exploited at a future date.

Environmental permits

The Company has successfully obtained environmental permits from local authorities to conduct mineral exploration and drilling activities in the mineral concessions fully owned by the Company and the MPC areas owned by COMIBOL. There are no known significant factors or risks that might affect access or title, or the right or ability to perform work on the Silver Sand Project, including permitting and environmental liabilities to which the Silver Sand Project is subject.

Land holding costs

AJAM employs a special tax unit (“STU”), that is indexed to the “Unidad de Fomento a la Vivienda”, to calculate the annual fee which mineral concession holders have to pay to the government. Depending on the type and size of mineral concessions, the number of STUs varies between 375 and 692 STUs per cuadricula. In 2019, each STU was equivalent to two Bolivianos. Note that the STU may change slightly year by year.

Table 2 below provides details of fees paid to the government from 2019 to 2022. In the years 2019 to 2021, fees were paid based on the 17 ATEs. Starting from year 2022, fees are paid based on the consolidated concession of AMCs. For the concessions covered by the MPC with COMIBOL, fees are paid only for 7 ATEs in the year 2019. The Company does not have to pay any fees to the government for the remaining ATEs owned by COMIBOL and covered by the MPC as they are nationalized concessions. The fees were paid for year 2019 only as COMIBOL did not provide account information to make payments for years 2020, 2021, and 2022. For the 196 Cuadriculas, according to the terms of MPC, the Company will have to pay the annual fees to the government when COMIBOL is granted mineral concessions by AJAM. In addition, the Company will pay COMIBOL a management fee of $10,000 per month for all the concessions covered by the MPC upon ratification.

Table 2 Fees paid to government from 2019 to 2022

Concessions	Title holder	2019	2020	2021	2022
17 ATEs	Empresa Minera Alcira S.A.	11,644	11,869	12,093
Arena de Plata	Empresa Minera Alcira S.A.				6,140
Bronce	Empresa El Cateador SRL	222	226	230	233
Jisas	Empresa Jisas – Jardan SRL	4,620	4,710	4,800	4,850
Jardan	Empresa Jisas – Jardan SRL	1,848	1,884	1,920	1,940
7 ATEs of MPC	COMIBOL	3,215
	Total BOB	21,549	18,689	19,043	13,163
	Equivalent to US$	3,096	2,685	2,736	1,891

Surface rights

As per the 2014 Mining Law, holders of mining rights may obtain surface rights through administrative agreements entered into with AJAM. In addition, surface rights may be obtained on third-party contract areas and by neighbouring properties by the following means: (i) agreement between parties; (ii) payment of compensation; and (iii) compliance with the regulations and procedures for authorization. Once surface rights are obtained, holders of mining rights may build treatment plants, dams and tailings, infrastructure and other infrastructure necessary to carry out mining activities. The Company has not yet obtained surface land rights.

Royalties and encumbrances

For the MPC, if commercial production commences, the Company will pay COMIBOL a 6% gross sales value of all minerals produced from the MPC areas.

AMCs are subject to the following royalties and duties:

(i) Mining royalty: The royalty is applicable to all mining actors and applies to the exploitation, concentration and/or commercialization of mineral and metals non-renewable resources at the time of their internal sale or export pursuant to the 2014 Mining Laws. The royalty is established according to the status of the mineral (raw, refined, etc.), on whether the mineral will be exported, and international mineral prices. The royalty applicable to silver pre-concentrates, concentrates, complexes, precipitates, bullion or molten bar and refined ingot is as shown in Table 3.

Table 3 Royalty applicable to silver in the AMC

Official silver price per troy ounce (US$)	Aliquot (%)
Greater than $8.00	6
From $4.00 to $8.00	0.75 * official silver price
Less than $4.00	3

(ii) Mining Patent: Is a requirement for the mining operator to continue holding mining rights over the mining area. Patents are calculated according to the size of the area under the exploration license or contract, as set out in the 2014 Mining Law. Failure to pay for the patents will trigger the loss of the underlying exploration or mining rights.

History

Mining activity has been carried out on the Silver Sand Project and adjacent areas by various operators intermittently since the early 16th century. Historical mining activities on the Silver Sand Project mainly targeted high-grade vein structures and records of historical mine production are not available.

Despite the long history of mining on the Silver Sand Project and its adjacent areas, there has been little modern systematic exploration work recorded prior to 2009. In 2009 modern exploration on the Silver Sand Project commenced when Ningde Jungie Mining Industry Co. Ltd. (NJ Mining) purchased Alcira, owner of the Silver Sand

Project from Empresa Minera Tirex Ltda, a private Bolivia mining company. New Pacific acquired Alcira from NJ Mining, in mid-2017.

NJ Mining carried out a comprehensive exploration program across the Silver Sand Project. Exploration work comprised geological mapping, surface and underground sampling, trenching, and the drilling of eight diamond drillholes for 2,334 metres (m).

There are no known historical estimates of mineral resources or mineral reserves at the Silver Sand Project, and there has been no documented production from the Silver Sand Project.

Geological Setting, Mineralization and Deposit Types

The Silver Sand Project is located in the south section of the polymetallic tin belt in the Eastern Cordillera of the Central Andes, Bolivia. The oldest rocks observed within the Silver Sand Project comprise Ordovician to Silurian marine, clastic sediments which have been intensely folded and faulted.

Bedrock in the Silver Sand Project area mainly consists of weakly deformed Cretaceous continental sandstone, siltstone, and mudstone and the strongly deformed Paleozoic marine sedimentary rocks. The Cretaceous sedimentary sequence forms an open syncline which plunges gently NNW and is bounded to the SW and NE by NW trending faults.

The Cretaceous sedimentary sequence within the Silver Sand Project is divided into the lower La Puerta Formation and the upper Tarapaya Formation. The La Puerta Formation consists of sandstones and unconformably overlies the highly folded Paleozoic marine sedimentary rocks. The Tarapaya Formation conformably overlies the La Puerta sandstones in the central part of the Silver Sand Project and comprises siltstones and mudstones intercalated with minor sandstone. Both the Cretaceous and Paleozoic sedimentary sequences are intruded by numerous small Miocene subvolcanic dacitic porphyry intrusions.

The Silver Sand Project exhibits a variety of geometries and morphology of the mineralized bodies which are controlled and hosted by local structures of tectonic transfer nature. Some are evident in outcrops, but the best examples are observed in drill cores and in underground workings. Mineralized structures usually appear as steps-overs developed between two neighbouring fault / vein segments that exhibit an echelon arrangement and may or may not be connected by lower-ranking faults / vein. These types of structures are of fractal type, which implies that they repeat their geometry, regardless of the observation scale, in arrangements of sigmoid (jogs), echelon, subparallel stepped, relay, horsetails, and extensional nets (swarms).

A total of eleven mineralized prospects have been identified across the Silver Sand Project to date. These include the Silver Sand deposit and the El Fuerte, San Antonio, Aullagas, Snake Hole, Mascota, Esperanza, North Plain, Jisas, Jardan, El Bronce, occurrences. Silver Sand, Snake Hole, Jisas, and El Bronce have been tested by drilling. Another nine prospects were defined by rock chip and grab sampling of ancient and recent artisanal mine workings and dumps. Exploration results from surface outcrops and underground workings defined a silver mineralized belt 7.5 km long and 2 km wide. At the Silver Sand deposit mineralization has been traced for more than 2,000 m along strike, to a maximum width of about 680 m and a dip extension of more than 250 m.

Four mineralization styles have been recognized in the Silver Sand Project, and these in order of importance are: (1) sandstone-hosted silver mineralization, (2) porphyritic dacitic-hosted silver mineralization, (3) diatream breccia-hosted silver mineralization, and (4) manto-type tin and base metal mineralization.

The mineralization in the Silver Sand Project comprises silver-containing sulphosalts and sulphides occurring within sheeted veins, stockworks, veinlets, breccia infill and disseminated within host rocks. The most common silver-bearing minerals include freibergite [(Ag,Cu,Fe)12(Sb,As)4S13], miargyrite [AgSbS2], polybasite [(Ag,Cu)6(Sb,As)2S7] [Ag9CuS4], bournonite [PbCuSbS3] (some lattices of copper may be replaced by silver), andorite [PbAgSb3S6], and boulangerite [Pb5Sb4S11] (some lattices of lead may be replaced by silver). Most silver mineralization is hosted in La Puerta sandstone units with minor amounts in porphyritic dacite diatreme breccia.

The Silver Sand Project is an epithermal silver deposit. Silver mineralization is hosted by faults, fractures, fissures, and crackle breccia zones in the Cretaceous La Puerta (brittle) sandstone and porphyritic dacitic dikes, laccolith, and stocks. In the mineralized sandstone, open spaces are filled with silver-containing sulphosalts and sulphides in forms of sheeted veins, stockworks, and veinlets, as well as breccia fillings and minor disseminations. Most silver mineralization in the Silver Sand Project is structurally controlled with secondary rheological controls. The intensity of mineralization is dependent on the frequency of various mineralized vein structures developed in the brittle host rocks.

Silver and base metal mineralization in the Silver Sand Project was formed during the regional uplifting and erosion process associated with the Tertiary orogenic events in the Eastern Cordillera. The genetic model of silver and tin mineralization in the Silver Sand Project is a magmatic-hydrothermal system related to a deep-seated magmatic centre.

Exploration

Since October 2017, New Pacific has carried out an extensive property-scale reconnaissance investigation program by surface and underground sampling of the mineralization outcrops and the accessible ancient underground mine workings across the Silver Sand Project.

A total of 1,046 rock chip samples were collected from 35 separate outcrops by New Pacific. Continuous chip samples were collected at 1.5 m intervals along lines roughly perpendicular to the strike direction of the mineralization zones. Sample lines covered a total length of 2,863 m. Most of the sampled outcrops are located above or near old mine workings.

New Pacific has also mapped and sampled 65 historical mine workings comprising 5,780 m of underground tunnels. A total of 1,171 continuous chip samples have been collected at 1 – 2 m intervals along walls of available tunnels that cut across the mineralized zones.

Mine dumps from historical mining activities are scattered across a significant portion of the Silver Sand Project. New Pacific has collected a total of 1,408 grab samples from historical mine dumps. The majority of samples collected were remnants of high-grade narrow veins extracted from underground mining activity. Of the 1,408 samples collected from historical mine dumps to date, 439 samples (31%) returned assay results between 30 and 3,290 grams per tonne (g/t) Ag with an average grade of 194 g/t Ag.

Assay results of underground chip samples and surface mine dump grab samples show that silver mineralization widely occurs in the wall rocks of the previously mined-out high-grade veins in the abandoned ancient underground mining works.

Drilling

From October 2017 to July 2022, New Pacific conducted intensive diamond drilling programs on the Silver Sand Project totalling 139,920 m in 564 drillholes. A total of 523 HQ diamond holes for a total metreage of 128,074 m was drilled over the Silver Sand core area to define the mineralization. After drilling specific exploration targets, holes were drilled on a 50 m x 50 m grid to delineate the spatial extensions of the major mineralized zones. This was followed up by drilling on a nominal 25 x 25 m grid, infilling defined areas of mineralization. Drilling was halted during 2020 and part 2021 due to COVID-19 protocols and recommenced later in 2021.

All holes were drilled from the surface. Drillholes were drilled up to 545 m deep at inclinations between -45° and -80° towards azimuths of 060° (~NE) and 220° (~SW) to intercept the principal trend of mineralized vein structures perpendicularly.

The drilling programs have covered an area of approximately 1,600 m long in the north-south direction and 800 m wide in the east-west direction and have defined silver mineralization at the Silver Sand deposit over an oblique strike length of 2 km, a collective width of 650 m and to a depth of 250 m below surface.

Drill coring was completed using conventional HQ (64 millimetre (mm) diameter) equipment and 3 m drill rods. Drill collars are surveyed using a Real-Time Kinematic differential global positioning system (GPS), and downhole deviation surveys are completed by the drilling contractor using a REFLEX EZ-SHOT and SPT GyroMaster downhole survey tools. Drillholes are surveyed at a depth of approximately 20 m, and on approximately 30 m intervals as drilling progresses. Upon completion of each drillhole a concrete monument is constructed with the hole details inscribed.

Core is collected by New Pacific personnel and drill core containing visible mineralization is wrapped in paper to minimize disturbance during transport. Logging is both carried out at the rig where a quick log is completed, and after transportation to the Company’s Betanzos core processing facility, which is located approximately 1.5 hours, by road, from the Silver Sand Project. Currently data is directly collected or loaded into MX Deposit a database software from Sequent.

In addition to drilling in the Silver Sand core area, drilling was carried out at Snake Hole (32 drillholes for 7,457 m) and at the northern prospects, (9 drillholes for 4,298 m). These holes were more exploratory in nature but the same procedures as the grid drilling in the core area were employed.

Core recovery from the drill programs varies between 0% (voids and overburden) and 100%, averaging 97%. More than 92% of core intervals have a core recovery of greater than 95%.

Sampling, Analysis and Data Verification

New Pacific has developed and implemented good standard procedures for sample preparation, analytical, and security protocols.

New Pacific manages all aspects of sampling from the collection of samples, to sample delivery to the laboratory. All samples are stored and processed at the Betanzos facility. This facility is surrounded by a brick wall, has a locked gate, and is monitored by video surveillance and security guards 24 hours a day, seven days a week. Within the facility, there are separate and locked areas for core logging, sampling, and storage.

Samples are transported on a weekly basis by New Pacific personnel from the Betanzos facility to the ALS laboratories (ALS) in Oruro, Bolivia for sample preparation, and then shipped to ALS in Lima, Peru for geochemical analysis. ALS Oruro and ALS Lima are part of ALS Global – an independent commercial laboratory specializing in analytical geochemistry services, all of which are accredited. in accordance with ISO/IES 17025:2017, and are independent of New Pacific.

All core, chip, and grab samples are prepared using the following procedures: (1) crush to 70% less than 2 mm; (2) riffle split off 250 g; and (3) pulverize split to better than 85% passing a 75-micron sieve.

Sample analysis in 2017 and 2018 comprised an aqua regia digest followed by Inductively Coupled Plasma (ICP) Atomic Emission Spectroscopy (AES) analysis of Ag, Pb, and Zn (ALS code OG46). Assay results greater than 1,500 g/t Ag were sent for fire assay and gravimetric finish analysis. In 2019 New Pacific changed its analysis protocol to include systematic multielement analysis for an initial 51 element ICP mass spectroscopy (MS) analysis. Over-limit samples were handled differently for different elements and protocols were further amended for the 2021-2022 drilling.

Drill programs have included quality assurance and quality control monitoring programs which have incorporated the insertion of certified reference materials (CRMs), blanks, and duplicates into the sample streams, and umpire (check) assays at a separate laboratory at different times.

Four different CRMs have been used throughout the Silver Sand Project history. A total of 4,495 CRMs were submitted between October 2017 and July 2022 representing an average overall insertion rate of 5%. Insertion rates for CRMs have been consistently above 5% on a yearly basis with the exception of 2019.

Blank material from two different quarry sites been used over time and coarse blanks have been inserted consistently at an acceptable insertion rate. While there have been some changes in failure criteria, there has been no evidence of systemic contamination and failures are dealt with by a re-assay protocol. Pulp blank samples have been inserted since 2021, but at a low insertion rate of less than 2.5%. Duplicates are also inserted, comprising field duplicates, coarse duplicates and pulp duplicates. In 2021 and 2022 they have been consistently included but at a rate of between 3.65% and 4.07%. Coarse rejects were also submitted to Actlabs Skyline as umpire samples in the 2017 to 2019 period. Actlabs Skyline is an independent geochemical laboratory certified according to ISO 9001:2015.

The qualified person has reviewed the quality assurance and quality control procedures used by New Pacific including certified reference materials, blank, duplicate and umpire data and has made some recommendations. The qualified person does not consider these to have a material impact on the mineral resource estimate and considers the assay database to be adequate for mineral resource estimation. The qualified person considers sample preparation, security, and analytical procedures employed by New Pacific to be adequate.

Metallurgical Testing

Two significant metallurgical testwork programs have been completed since 2018.

The initial (2018/19) program was completed at SGS Mineral Services in Lima, Peru, and examined several metallurgical composites of Oxide, Transition, and Sulphide mineralization from two areas of the Silver Sand deposit. A geometallurgical sampling approach was used and was designed to highlight the effect of differences in silver grade, degree of oxidation, and lithology. Four independent geometallurgical testwork programs (mineral characterization, comminution, froth flotation, and cyanide leaching) were carried out on the different metallurgical composites. Six metallurgical domains were identified for the flotation and leaching testwork and six geological domains were branded for the comminution work.

The second (2020/21) program, also completed at SGS Mineral Services in Lima Peru, maintained the initial geometallurgical definitions and examined a larger and more representative set of metallurgical samples via master composites and high / low grade variants of Oxide, Transition, and Sulphide mineralization. A more comprehensive scope of work was completed in this program, including physical and chemical characterization, heavy liquids separation, mineralogical analysis, particle sorting, flotation, cyanidation, and environmental characterization.

Both metallurgical testing programs demonstrated that good silver recoveries are possible using conventional extraction methods and that further improvements and refinements should be possible in future programs after fine-tuning the various test parameters. Highlights of the two testwork programs are as follows:

●	An initial assessment of ore sorting showed encouraging results.

●	A more comprehensive assessment of physical characteristics of the different oxidation types, indicated that samples are amenable to SAG milling.

●	Composite samples were found to be mostly in the soft to medium grindability range with low to medium values of Abrasion Index (Ai).

●	A larger flotation program culminated in locked cycle testing of new composite samples of Oxide, Transition and Sulphide mineralization, with silver recoveries of 67.4%, 83.2%, and 87.1% respectively at concentrate mass pulls of 0.5%, 2.2%, and 5.0%. Silver recovery is expected to increase with higher concentrate mass pull.

●	A more comprehensive cyanidation program included coarse-particle and fine-particle bottle roll leaching, column leaching and leaching of flotation concentrates. Cyanidation of composite samples ground to 80% -75 µm achieved silver extractions of up to 93.9%, 92.5%, and 78.3% for Transitional, Oxide, and Sulphide master composite samples respectively under conditions of sodium cyanide concentration of 2 grams per litre (g/L), dissolved oxygen concentration of 11-15 parts per million (ppm) and retention time of 48 hours.

●	Initial testing of cyanide detox amenability raised no concerns and suggests that SO2/Air is able to achieve residual cyanide concentration of 20 ppm WAD cyanide (CN) or less.

●	Initial environmental testing of flotation tailing and cyanidation residue was completed, including ABA and TCLP characterization.

●	Samples of oxide mineralization were submitted for coarse column (100% passing 12.7 mm) leach cyanidation testing and this achieved up to 88.3% silver extraction after 75 days.

●	High recoveries achieved during cyanidation tests indicate that silver-bearing minerals within the sulphide and transition composite samples tested can be considered non-refractory in nature.

The results of the two testwork programs are consistent and suggest that the mineralized materials from the Silver Sand Project would be amenable to processing using conventional flotation or largescale whole ore cyanidation at atmospheric pressure. A process options trade off study completed in 2022 determined that a flowsheet including crushing, grinding, cyanidation in agitated tanks and Merrill Crowe zinc precipitation can provide a superior balance of costs and revenue, resulting in the highest relative IRR. This flowsheet was carried through to the PEA and is summarized in Section 1.11 and described in Section 17 of this report. There are no known processing factors or deleterious elements that could have a significant effect on potential economic extraction.

Mineral Resource Estimate

The mineral resource estimate was completed using 556 drillholes on the Silver Sand Project comprising 136,220 m of diamond core and 92,164 assays. Grade interpolation was completed for silver, lead, zinc, copper, arsenic, and sulphur. Only silver is reported as it is the only economic metal. All estimation utilized ordinary kriging (OK) except for the 127 small domains which were estimated using the inverse distance squared (ID2 ) method.

The mineralization domains were built by New Pacific using Leapfrog Geo 4.0 software. The mineralization domains were reviewed and accepted by the qualified person with some changes, including separating the main domain into two areas based on vein orientation. The qualified person estimated into these domains and also estimated a background block model that was combined with the domain mineralization to form the final block model.

New Pacific performed 6,297 bulk density measurements on the core drilled on the Silver Sand Project. As the mineralization is hosted in one rock type, after reviewing the density data, the qualified person assigned a single bulk density measurement to the block model of 2.54 t/m3.

The pit-constrained mineral resources are reported for blocks above a conceptual pit shell based on a US$22.50/ounce silver price. There is not a reporting restriction to within the AMC claim boundary as in the technical report prepared in accordance with NI 43-101 titled “Technical Report – Silver Sand Deposit Mineral Resource Report” dated May 25, 2020, as amended on June 3, 2020, and with an effective date of January 16, 2020 and prepared by certain qualified persons associated with AMC Consultants, as an agreement has been reached with COMIBOL in regard to the surrounding MPC.

The cut-off applied for reporting the pit-constrained mineral resources is 30 g/t silver. Assumptions made to derive a cut-off grade (COG) included mining costs, processing costs and recoveries and were obtained from comparable industry situations. The model is depleted for historical mining activities. The assumptions are shown in Table 6.

Table 4 Cut-off grade and conceptual pit parameters

Input	Units	Value
Silver Price	US$/oz Ag	22.50
Silver process recovery	%	91
Payable silver	%	99
Mining recovery factor	%	100
Mining cost	US$/t mined	2.60
Process cost	US$/t minable material > COG	16.00
G&A cost	US$/t minable material > COG	2.00
Slope angle	degrees	44 - 47

Source: AMC Mining Consultants (Canada) Ltd., 2022.

Notes:

○	Sustaining capital cost has not been included.
○	Measured, indicated and inferred mineral resources included.

The mineral resources for the Silver Sand deposit has been estimated by Dinara Nussipakynova, P.Geo. Principal Geologist of AMC Consultants, who takes responsibility for the estimate. The effective date of mineral resource estimate is November 30, 2022.

Mineral resources that are not mineral reserves do not have demonstrated economic viability.

Table 5 Mineral Resource as of 31 October 2022

Resource category	Tonnes (Mt)	Ag (g/t)	Ag (Moz)
Measured	14.88	131	62.60
Indicated	39.38	110	139.17
Measured & Indicated	54.26	116	201.77
Inferred	4.56	88	12.95

Source: AMC Consultants, 2022

Notes:

○	CIM Definition Standards (2014) were used for reporting the mineral resources.
○	The qualified person is Dinara Nussipakynova, P.Geo. of AMC Consultants.
○	Mineral resources are constrained by an optimized pit shell developed at a metal price of US$22.50/oz Ag and recovery of 91% Ag and COG of 30 g/t Ag.
○	Drilling results up to 25 July 2022.
○	The numbers may not compute exactly due to rounding.
○	Mineral resources that are not mineral reserves do not have demonstrated economic viability.

The qualified person is not aware of any known significant factors or risks that might affect access or title, or the right or ability to perform work on the Silver Sand Project, including permitting and environmental liabilities to which the Silver Sand Project is subject.

In last three years Bolivia experienced a transition from social turmoil to stability. The government of the current President, elected at the end of 2020, supports and encourages private and foreign investments in the economic sectors of the country. New laws were approved by Congress to encourage private investments in the mining sector, for example, Law 1391 (Decree 4579) waives value added tax for import of equipment and vehicles.

Although the country is now generally friendly to private and foreign investments in the mining sector, risks associated with instability of government caused by political polarization and visible divisions in the governing party remains.

In addition, local protests and blockages by various social groups may pose unforeseen instability from time to time. Overall, political and social risks are currently manageable in Bolivia.

There are no mineral reserves on the Silver Sand Project.

Mining

The Silver Sand Project comprises four open pit areas — the Main pit, two small northern satellite pits (NP1 and NP2), and one eastern satellite pit (EP1). The open pits are proposed to be mined using a conventional truck and excavator mining method using 140 t payload trucks and 200 - 260 t excavators. A mining contractor operation is proposed, with ore and waste to be mined on 10 m benches. A mining recovery of 92% and a mining dilution of 8% at zero grade has been assumed.

The Lerchs-Grossmann pit optimization algorithm, as implemented in the Whittle software, was used to define the ultimate pit shell for Silver Sand. The selected pit shells were then used to produce pit designs and the mining schedule. Pit optimization was allowed to extend outside the AMC claim boundary into the MPC area to the NE and SW.

In total four phases have been designed in the Main area (Main 1 to 4) and one for each of the three small satellite pits. Haulage ramps have been designed at 32 m wide for double lane traffic at a 10% gradient. Single lane ramps of 17 m width were designed for the bottom bench access and the small satellite pits.

A single out-of-pit waste dump has been designed immediately south-west of the open pits in a natural depression in the topography. The waste dump has been designed to accommodate the totality of the waste mined from the pits, as well as the disposal of filtered tailings from the plant. Two in-pit dumps have been designed in the main pit to provide flexibility and costs savings for waste placement. Re-sloping the waste dumps, in-pit dumps, and ROM pad and placement of topsoil will be carried out post mine closure.

The open pit contains approximately 55.4 Mt of mineralized material with a grade of 106.6 g/t Ag, and 199.7 Mt of waste material, with an overall waste to mineralized material strip ratio of 3.60 to 1. The open pit operation includes one year of pre-strip (Year -1) and fourteen-years of production.

To optimize the overall value of the Silver Sand Project and the sequence of mining, the value for each pit phase was estimated. The value, defined as the indicative undiscounted cashflow per tonne of mineralized material, accounts for preliminary mining costs, General and Administration (G&A), and processing costs. The projected value from each source and consideration of practical scheduling constraints provided a basis for the order in which the pits are scheduled.

The conceptual process feed schedule is summarized in Table 8. In a typical year 4.0 Mt of ore will be delivered to the process plant. The total annual ex pit material mined peaks at 18.5 Mtpa, before dropping to approximately 13 Mtpa at the end of the open pit mine life.

Table 6 LOM process plant feed schedule

	Total	Yr - 1	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6	Yr 7	Yr 8	Yr 9	Yr 10	Yr 11	Yr 12	Yr 13	Yr 14
Total process feed (Mt)	55.4	-	4.0	4.0	4.0	4.0	4.0	4.0	4.0	4.0	4.0	4.0	4.0	4.0	4.0	3.4
Ag (g/t)	106.6	-	135.3	135.6	131.5	139.1	103.4	96.6	74.8	72.7	102.3	93.3	113.6	113.3	102.3	74.2
Mine to Process (Mt)	46.6	-	3.0	4.0	4.0	4.0	3.2	4.0	1.3	2.0	4.0	3.5	4.0	4.0	4.0	1.6
Ag (g/t)	116.3	-	136.1	135.6	131.5	139.1	117.9	96.6	133.5	99.4	102.3	100.0	113.6	113.3	102.8	106.6
Stockpile to Process (Mt)	8.8	-	1.0	-	-	-	0.8	-	2.7	2.0	-	0.5	-	-	-	1.8
Ag (g/t)	55.6	-	132.7	-	-	-	48.3	-	45.5	45.4	-	45.3	-	-	45.3	45.3
Mine to Stockpile (Mt)	8.8	1.6	0.8	0.8	1.1	1.5	1.0	1.2	0.1	-	0.6	-	0.1	-	-	-
Ag (g/t)	55.6	99.9	45.4	46.0	46.1	47.3	45.5	44.5	42.5	-	45.0	-	45.1	-	-	-

Source: AMC Consultants, 2022

Processing and Recovery Operations

Results from two recent metallurgical testwork programs have been used to select a processing flowsheet for the Silver Sand Project. Interpretation of the testwork has enabled the completion of a process trade off study, the preparation of preliminary process design criteria and initial equipment selections.

Several processing options were considered for this PEA, including heap leaching, froth flotation, and agitated tank cyanidation (using carbon or zinc precipitation for silver recovery from solution). After preliminary trade-off studies to compare the estimated capital cost, operating cost and metallurgical efficiency of different options, an agitated tank cyanidation process was selected as the PEA base case.

The selected flowsheet represents a very conventional, low-risk approach to silver extraction, and consists of the following unit operations:

●	Run-of-mine (ROM) receiving, crushing, and crushed rock storage.

●	Stockpile discharge, grinding via SAG milling, and ball milling.

●	SAG mill pebble crushing via SAG mill pebble ports, scalping screen, recycle conveyors, and cone crusher.

●	Pre-leach thickening and cyanide leaching using stirred, oxygen sparged tanks.

●	Liquid / solid separation using counter-current decantation (thickeners).

●	Recovery of silver from pregnant leach solution using a zinc precipitation process followed by drying and smelting with fluxes to produce silver doré bars.

●	Thickening and filtration of leach residues.

●	Conveying of filter cake and long-term storage at the tailing storage area.

The base case flowsheet is expected to recover an average of 91% silver into a doré product for export to international markets.

Infrastructure, Permitting and Compliance Activities

Currently there is no significant infrastructure in place. As a comprehensive greenfield project, the Silver Sand Project will require the development of supporting infrastructure. The Silver Sand Project is accessible from Potosi via a 54 km long road made up of a 27 km stretch of the paved Bolivia National Highway 5 and an all-season gravel road built for mining in the Colavi District.

The Silver Sand Project is estimated to require approximately 25 to 35 megawatts (MW) of power annually. New Pacific has engaged with Bolivia’s national power supply companies CNDC and ENDE. A preliminary power supply plan for the future operations has been discussed and agreed upon. The Company has submitted a power supply application to the Bolivia Ministry of Energy, following the formal procedure in the country. The Ministry of Energy issued an official letter to the Company acknowledging the application.

Water for domestic use can be obtained from a small lake, approximately 3.5 km north-west of the Silver Sand Project. Water for drilling can be sourced from nearby drainages. It is proposed that a water dam will be built up stream from the mine in the narrowest part of the creek to hold the water in a reservoir with a capacity of about 2.6 million cubic metres. This will provide water for the mineral processing plant and mining camp and could supply downstream residents for farming and daily life water requirement if required.

The Filtered Tailings Storage Facility (Filtered TSF of TSF) will be integrated within the waste rock storage area. The TSF will be fully lined to provide protection against release of potentially contaminated water to the local surface and groundwater systems.

Accommodation and other infrastructure such as offices, workshop, warehouse, and laboratory are envisaged to be built close to the processing plant.

New Pacific has successfully obtained environment permits from local authorities to conduct mineral exploration and drilling activities in the mineral concessions fully owned by the Company and the MPC areas owned by COMIBOL. There are no known significant factors or risks that might affect access or title, or the right or ability to perform work on the Silver Sand Project, including permitting and environmental liabilities to which the Silver Sand Project is subject.

Capital and Operating Costs

The capital and operating costs estimate have been developed by the following contributors:

●	Halyard Inc: process plant, and plant infrastructure.

●	NewFields: Tailings storage facility.

●	AMC Consultants: site infrastructure, and open pit operating mining costs.

●	New Pacific: owner’s costs, and general and administration costs.

Costs are presented in US dollars ($) and are based on prices obtained during the fourth quarter of 2022 (4Q22).

Open pit mining costs are estimated based on contract mining.

G&A costs include camp accommodation, site administration compensation for land use, and mine closure costs.

Operating costs for the Silver Sand Project have been estimated and are summarized in Table 9.

Table 7 Operating costs summary

Description	LOM average cost (US$/t feed)	Total LOM cost (US$M)
Mining cost	9.55	529.7
Processing cost	14.20	787.3
Tailings storage cost	0.65	36.0
G&A cost	1.86	103.1
Total operating cost	26.26	1,456.1

Source: AMC Consultants, 2022

Note: Totals may not add up exactly due to rounding. G&A includes mine closure and land use compensation cost.

Capital costs for the Silver Sand Project have been estimated and are summarized in Table 8.

Owner’s capital costs include relocation / resettlement, additional studies, permit applications, local community projects, flights, and accommodation.

Table 8 Capital expenditure summary

Description	Cost (US$M)
Open pit pre-striping	47
Contractor mobilization	1
Processing plant	186
Tailings facility	25
Site infrastructure	47
Owner’s cost	21
Total capital cost	327
Initial capital	308
Sustaining capital	20

Source: AMC Consultants, 2022

Note: Includes direct, indirect, and contingency costs. Totals may not add up exactly due to rounding.

Economic Analysis

All currency is in US$ unless otherwise stated. The cost estimate was prepared with a base date of the second half of Year -2 (1 July) and does not include any escalation beyond this date. For net present value (NPV) estimation, all costs and revenues are discounted at 5% from the base date. The economic model shows the Silver Sand Project under construction for 1.5 years (Year -2 and Year -1), which is considered development and then in production for the balance of the projected cash flows, which is considered operating (Years 1 to 14). Metal prices were selected after discussion with New Pacific and referencing current markets and forecasts in the public domain.

A regular Bolivian corporate income tax rate of 25% is applied. As a mining property, the Silver Sand Project is subject to an additional tax of 12.5%, with a 5% reduction for companies that produce pure metal products (as is the case with the Silver Sand Project producing silver doré onsite). Within the AMC a 6.0% royalty is paid based on gross sales. Most of the mineral resources lie within the AMC. Outside the AMC, an additional 6.0% royalty is to be paid. No other royalties or levies are applicable to the Silver Sand Project.

A high-level economic assessment of the proposed open pit operation was conducted. The Silver Sand Project is projected to generate approximately $1,106 million (M) pre-tax NPV and $726M post-tax NPV at 5% discount rate, pre-tax IRR of 52% and post-tax IRR of 39%. A summary of the potential economic outcome of the Silver Sand Project is presented in Table 9.

Table 9 Summary of potential economic results

Description	Unit	Value
Total plant feed	Kt	55,441
Total waste production	Kt	199,653
Silver grade	g/t	106.6
Silver recovery	%	91
Silver price	US$/oz	22.50
Discount rate	%	5
Silver payable	%	99
Payable silver metal	Moz	171.2
Total net revenue	US$M	3,510
Total capital costs	US$M	327
Total operating costs	US$M	1,456
Mine operating costs	US$M	530
Process and tails storage operating costs	US$M	823
General and administrative costs	US$M	103
Operating cash cost	US$/oz Ag	8.45
All in sustaining cost	US$/oz Ag	10.42
Pre-tax payback period	Yrs	1.4
Post-tax payback period	Yrs	1.9
Pre-tax NPV	US$M	1,106
Pre-tax IRR	%	52
Post-tax NPV	US$M	726
Post-tax IRR	%	39

Source: AMC Consultants, 2022

Notes:

o	G&A costs include mine closure and land use compensation cost.
o	Cash costs include all operating costs and transportation charges.
o	All-in sustaining costs (AISC) include total cash costs, initial capital expenditures and sustaining capital expenditures.

The PEA is preliminary in nature and it includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves. There is no certainty that the PEA will be realized.

For additional information on the Silver Sand Project, refer to the Silver Sand Technical Report available under the Company’s profile at www.sedarplus.ca.

CARANGAS PROJECT

Current Technical Report

The current technical report for the Carangas Project is the Carangas Technical Report. The qualified person for the Carangas Technical Report is Mr. Donald Birak, AusIMM Fellow. The Carangas Technical Report was prepared in accordance with the requirements of NI 43-101 for filing on SEDAR+. The Carangas Technical Report is available under the Company’s profile at www.sedarplus.ca.

The disclosure set out below regarding the Carangas Project is based on, without material modification or revision, the disclosure in the Carangas Technical Report unless otherwise indicated. The Carangas Technical Report is available for review under the Company’s SEDAR+ profile at www.sedarplus.ca. The Carangas Technical Report contains more detailed information and qualifications than are set out below and readers are encouraged to review the Carangas Technical Report. This summary is subject to all of the assumptions, information and qualifications set forth therein.

The Carangas Technical Report is the first technical report that provides an overview of the Carangas Project’s description, geology, and exploration progress.

Description, Location and Access

Carangas Project is located in western Bolivia in the Cordillera Occidental geomorphic province. The Carangas Project is easily accessed by paved and well-maintained gravel roads 180 km west- southwest of Oruro, the capital of the Department of Oruro. Driving time is approximately four hours between the Carangas Project and Oruro.

Carangas Project is currently held by Minera Granville SRL (“Granville”), a private Bolivian company, via three Prospecting and Exploration Licenses (each, a “PEL”, and together, the “PELs”) granted by AJAM. The PELs total 40.75 km2 in area. Pursuant to Bolivian law, foreign entities (i.e. persons and/or companies) are not permitted to hold land within 50 km of Bolivia’s international borders (the “Exclusion Zone”). As the Carangas Project is located within the Exclusion Zone bordering Chile, the Company has entered into a joint venture with Granville to develop mining activities at the Carangas Project pursuant to the terms of a mining association agreement between the Company and Granville (the “Mining Association Agreement”). According to the Mining Association Agreement, the Company is required to cover 100% of the future expenditures on exploration, mining, development and production activities for the Carangas Project, and will take 98% economic interest of mining operation when the Carangas Project moves to production. Granville remains the holder of all licenses, permits and rights granted to it by Bolivian authorities. The agreement has a term of 30 years and is renewable for another 15 years.

The Carangas Project has obtained environmental permit granted by the government of the Department of Oruro, Bolivia to conduct mineral exploration and drilling activities on the Carangas Project. Surface right belongs to the local communities and the Carangas Project has obtained permission to build drill roads and drill pads and other exploration infrastructures during the exploration stage. Agreements or permissions need to be secured from the local communities to build the mine and other facilities, like a processing plant, tailing and waste storage sites as well as offices and accommodations, when the Carangas Project moves to mining production.

There are no other known environmental liabilities, royalties, overrides, back-in rights, payments or other agreements and encumbrances to the Carangas Project, and no other known significant factors or risks that might affect access or title, or the right or ability to perform work on the Carangas Project.

History

Mining activities in the Carangas district began in the late 16th century in the Spanish colonial era. During that time, mining activities were mainly on oxide materials and in situ occurrences of native silver. Currently, widespread ruins of historical mine workings are visible in the East Dome and the West Dome, historically known as San Antonio and Espiritu Santo hills.

Following the decline of the Spanish colonial era, mining activities in the Carangas area diminished. In 20th century, ownership of the Carangas Project was transferred between various international and Bolivian local mining companies. Notably, in the early 20th century, mining operations were revived by Moritz Hochschild and Federico Alhfeld, the later a German geologist regarded as the father of Bolivian geology, were working on the Carangas Project in 1923.

There has been a very limited amount of historical mineral exploration at Carangas. The earliest recorded exploration was conducted by COMSUR, a local Bolivian mining company who carried out channel sampling in underground workings of the San Jose, Orcko Tunku, and San Antonio adits in 1985, and collected over 350 samples with an average silver grade of 64 g/t Ag. Llicancabur Mining Ltda., a local Bolivia mining company completed a total of 1,001 meters in 9 reverse circulation holes in 1995 and COMSUR drilled 914.2 meters in 6 diamond drill holes in 2000 (Lopez-Montaño, 2019).

The historical mining production at Carangas is estimated at approximately one million tonnes. There are no official records of historical mining production details available.

Geological Setting, Mineralization and Deposit Types

The Carangas Project sits in the South American Epithermal-Porphyry Belt, featuring a geological sequence that includes Jurassic-aged granite and the volcanic rocks of the Negrillos Formation and the Carangas Formation of Tertiary age. The Negrillos Formation consists of eroded lavas, tuffs, and volcanic breccias from ancient volcanic cones. Above the Negrillos Formation, the Carangas Formation includes rhyolitic to rhyodacitic intrusive dykes, lithic tuffs, phreatomagmatic breccias intercalated with fluvial sediments in upper portion and andesitic volcanoclastic rocks in the lower portion.

Carangas is a silver-gold polymetallic epithermal deposit of low to intermediate sulfidation character associated with a rhyolitic maar diatreme cutting into volcanic and volcaniclastic country rocks of Oligocene to Miocene age. The Carangas Project is located at the southwest corner of the Carangas basin, and geomorphologically is comprised of two prominent hills namely the West Dome and the East Dome, and a fluvial valley in between called the Central Valley. In addition, there is a small hill known as South Dome near the south end of the Central Valley. On the surface of the Carangas Project, silver-lead-zinc mineralized vein structures predominantly strike in a West-Northwest direction with steep dips, either sub-vertically or slightly dipping to the south or the north. In addition, there are some vein sets trending in northerly and northeast directions. The silver-lead-zinc mineralization has an approximate dimension of up to one thousand meters long by eight hundred meters wide by two hundred meters thick. At depth below the shallow silver-lead-zinc horizon, mineralization is dominated by gold plus minor amount of silver and copper of an approximate dimension of four hundred meters long by four hundred meters wide by six hundred meters thick in the lower portion of the mineralized system.

Based on data obtained from drilling, the area of West Dome and Central Valley is interpreted as a diatreme structure with a shape of inverted cone filled with breccias of phreatomagmatic origin and rhyodacitic intrusive dykes. On the top of West Dome, unlithified sandy sediments with horizontal beddings intercalated with phreatomagmatic breccias of altered rhyolitic and older volcanoclastic clasts are well exposed on surface, evidencing a volcanic maar environment. The intrusion of magma, once reaching the meteoric water level near surface, led to a series of intense explosive eruption and fracturing, which in turn generated abundant open spaces including cracks and pores and breccias, favorable for the circulation of hydrothermal fluids and the deposition of precious and base metals.

Exploration

The Carangas Project underwent a systematic exploration process, beginning with the Company’s reconnaissance mapping and sampling in 2019. This initial phase was followed by detailed surface- underground mapping and sampling throughout 2020-2021. Exploration activities continued intermittently in 2022 and concluded with the sampling and mapping of previously inaccessible historical underground workings.

In 2020, New Pacific collected a total of 383 rock chip samples from 55 outcrops. The samples were taken at two-meter intervals approximately perpendicular to the strike direction of mineralization, covering a total length of 769 meters. Out of these samples, 117 (9.6%) returned grades ranging from 30 to 2,350 g/t Ag, with an average grade of 160 g/t Ag.

Additionally, a total of 268 samples were collected from the dumps of historical mining activities. Among these samples, 233 (86.94%) returned assay results within the range of 30 to 1,950 g/t Ag, with an average grade of 270 g/t Ag.

The Carangas Project features historical underground mining workings. The Company conducted surveys of all safe and accessible tunnels, totaling 2,381 kilometers, which are all developed within the Carangas Formation. To date, a total of 425 samples have been collected. Among these samples, 112 (26.35%) returned assay results ranging from 30 to 1,060 g/t Ag, with an average grade of 122 g/t Ag.

Furthermore, the Company implemented systematic geophysical surveying programs, including a ground magnetometry survey and an Offset (3D) Bipole-Dipole Induced Polarization (IP)-Magneto-Telluric (MT) survey, from 2021 to 2023. The known mineralization system correlates well to magnetic lows and IP chargeability highs and multiple additional anomalies were identified.

Drilling

The Company started exploration drilling in June 2021 and completed resource definition drilling to the end of April 2023. During that period, as many as five rigs were running at Carangas and a total of 81,145 meters were drilled in 189 holes. Maldonado Exploraciones, a contracted drilling company from La Paz, Bolivia, conducted all drilling which was roughly broken down to four stages.

Phase I drilling is an exploration discovery drill program which started on June 21, 2021, and concluded on September 24, 2021. Thirteen holes were completed, totaling 3,790.4 meters to verify historical drill results and to test the lateral and depth extent of the known mineralization exposed on surface at West Dome and East Dome.

Phase II drilling commenced on October 6, 2021 and completed on December 17, 2021. In this phase, 22 holes were drilled for a total of 9,420 meters with the objective to test mineralization covered by young sediments in the Central Valley area. In general, both Phase I and Phase II drilling campaigns were very successful and intersected broad zones silver polymetallic mineralization near surface and massive gold mineralization at depth in the Central Valley area.

The Phase III drilling was a definition drill (infill drilling) program, started on February 3, 2022, and completed on December 14, 2022. To rapidly define the mineral resource potential at Carangas, five drill rigs were employed for the drill program. During this period, a total of 50,311 meters were drilled in 115 holes on a drill grid of approximately 50 meter spacing and most holes intersected broad mineralization.

Phase IV drilling is a continuation of the 2022 resource definition drill program with the aim to infill areas drilled in 2021-2022 and step out beyond these previously drilled areas. As of the end of April 2023, a total of 39 holes were completed for a total of 17,623.5 meters in this phase of drilling.

Results from the four drilling campaigns demonstrate that Carangas is large silver-gold deposit associated with a rhyolitic maar diatreme system of Miocene age with a silver-dominated horizon of up to one thousand meters long by eight hundred meters wide by two hundred meters thick in the upper part and a gold-dominated horizon of four hundred meters long by four hundred meters wide by six hundred meters thick in the lower portion of the mineralized system.

Sampling, Analysis and Data Verification

Carangas Project has established comprehensive quality assurance and quality control (QAQC) procedures and protocols which cover every step of core logging, sampling, preparation and geochemical analysis, including insertion of certified reference materials (CRMs), blanks, and duplicates into regular sample sequences.

All drill holes were geologically logged and sampled by New Pacific field personnel at the Company’s facilities in Carangas. Geological logging included detailed recording of lithology, alteration, mineralization, structure and RQD measurements. Drill cores are stored at a secure core storage at the Company’s Carangas camp for future check and audit.

The technical staff of the Carangas Project oversees the delivery of drill core from the Carangas camp to the ALS laboratories in Oruro, Bolivia for sample preparation, and then shipped to ALS in Lima, Peru for geochemical analysis. ALS Oruro and ALS Lima are part of ALS Global – a commercial laboratory specializing in analytical geochemistry services, all of which are accredited in accordance with ISO/IES 17025:2017 and are independent of New Pacific.

All drill core, rock chip, and grab samples are prepared using the following procedures: (1) crush to 70% less than 2 mm; (2) riffle split of 250 g; and (3) pulverize split to more than 85% passing a 75-micron sieve.

Geochemical analysis for silver and other 51 elements comprised an aqua regia digest with Inductively Coupled Plasma - Mass Spectroscopy finish (ICP- MS) (ALS Code ME-MS41). Over limit samples returning results of Ag> 100 ppm, Pb >10,000 ppm, Cu > 10,000 ppm and Zn> 10,000 ppm were sent for aqua regia digestion with Inductively Coupled Plasma - Atomic Emission Spectroscopy finish (ICP-AES or AAS) ore-grade analysis (ALS code OG46). Samples returning Ag assay results greater than 1,500 g/t were analyzed by fire assay and gravimetric finish (ALS code Ag-GRA21). Samples returning values over 10,000 ppm Ag were analyzed with fire assay and gravimetric finish (ALS code Ag-CON01).

Fire Assay and Atomic Absorption Spectrometry (AAS) analysis (ALS code Au-AA25) was performed on selected drill core samples to determine the grades of gold.

To minimize the cost of analysis and the time of assay turnaround, since February 13, 2023, drill core samples of long holes drilled in the Central Valley were analyzed by Fire Assay-AAS for gold, and samples of all holes assayed with ore-grade analysis for key elements of Ag, Cu, Pb and Zn by ICP-AES or AAS (OG46).

Overall, the data acquisition, analysis and validation comply with the best industry practices and are trustworthy for use in, and reporting of, mineral resource estimation.

Mineral Processing and Metallurgical Testing

The Carangas Project staff conducted a preliminary metallurgical testwork program in 2022, which consisted of scoping-level cyanide leach and flotation testing and was carried out by Bureau Veritas’s Metallurgical Division in Richmond, British Columbia, Canada. Mineralized materials sampled from rejects of selected drill cores with assays were composited to five samples based on the type of mineralization and degree of oxidization. Host rock sample is altered volcanoclastic rocks of dacitic-rhyolitic composition.

Cyanide leach tests for the fresh gold samples for the sample with less than 1% sulfur content have achieved 98.8% gold recovery and the second gold sample with approximately 3% sulfur content achieved 98.5% gold recovery.

The near surface, overlying oxidized, oxidized to semi-oxidized, and fresh silver-lead-zinc samples were tested with cyanide leaching and flotation. The cyanide leach tests achieved silver recoveries of 84.1%, 85% and 74.3%, respectively. Whole ore flotation tests achieved silver recoveries of 72-77%, 90-94% and 99%, respectively. Flotation tests for oxidized to semi-oxidized samples also achieved zinc recoveries of 93-95%. Furthermore, 98-99% lead and 96-97% zinc flotation recoveries were achieved for the fresh silver-lead-zinc sample.

These preliminary test results clearly demonstrate that high recovery rates can be expected for gold using cyanide leaching and for silver, lead, and zinc through conventional cyanide leaching and flotation for silver-lead-zinc mineralized materials. There are no known processing factors or deleterious elements that could have a significant effect on potential economic extraction.

Mineral Resource and Mineral Reserves Estimates

At this stage in its development, no mineral resources or mineral reserves have been estimated for the Carangas Project.

For additional information on the Carangas Project, refer to the Carangas Technical Report.

CONSOLIDATED CAPITALIZATION

There have been no material changes in the share and loan capital of the Company, on a consolidated basis since the date of the Interim Financial Statements, which are incorporated by reference in this Prospectus.

The applicable Prospectus Supplement will describe any material change, and the effect of such material change, on the Company’s share and loan capitalization that will result from the issuance of Securities pursuant to such Prospectus Supplement.

USE OF PROCEEDS

General

The Company has determined that the aggregate total offering price of US$200 million (or the equivalent thereof in Canadian dollars or any other currencies) during the 25-month period that this Prospectus, including any amendments thereto, remains effective are reasonable based on its projected use of proceeds over the following 25 months, as follows:

  Silver Sand Project environmental permitting, environmental studies and social studies in the amount of approximately US$5 to US$10 million. Expected to be commenced between September 2023 and December 2024.

  Silver Sand Project pre-feasibility studies and feasibility studies purposes in the amount of approximately US$3 million. Expected to be commenced between September 2023 and December 2024.

  Carangas Project preliminary economic assessment, metallurgical studies, pre-feasibility studies in the amount of approximately US$3 million. Expected to be commenced between January 2024 and December 2024.

  Silver Sand Project land acquisition and agreements with local stakeholders in the amount of approximately US$15 to US$20 million. Expected to be commenced between January 2024 and December 2024.

  Phase one capital investment to build the Silver Sand Project mining, milling and other surface facilities according to the Silver Sand Technical Report in the amount of approximately US$130 to US$150 million. Expected to be commenced starting January 2025.

  Construction of the development camp at the Silver Sand Project in the amount of approximately US$8 to US$10 million. Expected to be commenced starting January 2025.

  General operating activities in the amount of approximately US$5 to US$10 million. Expected to cover the 25 months period that this Prospectus remains effective.

Accordingly, the Company estimates an allocation of approximately US$169 million to US$206 million over the next 25 months. Assuming that there are insufficient proceeds from the offering and sale of Securities under this Prospectus to use the net proceeds as described above, the Company anticipates that it would reduce or delay expenditures on all of the aforementioned items, other than maintaining minimum operating activities, or would either issue securities other than the Securities or incur indebtedness. There is no assurance that additional funding required by the Company would be available if required, and if available, such financing may be highly dilutive to shareholders of the Company. See "Risk Factors".

The use of proceeds from the sale of Securities will be described in the applicable Prospectus Supplement relating to a specific offering and sale of Securities. Unless otherwise specified in a Prospectus Supplement, among other potential uses, the Company may use the net proceeds as described above, for general working capital purposes, for expansion of existing operations including exploration and acquisitions, and for one or more other general corporate purposes including to complete corporate acquisitions, to, directly or indirectly, finance future growth opportunities, to fund anticipated negative cash flow from operating activites in future periods and to repay existing or future indebtedness. More detailed information regarding the use of proceeds and the amount of net proceeds to be used for any such purposes will be set forth in any applicable Prospectus Supplement. The Company may invest net proceeds which it does not immediately use. Such investments may include short-term marketable investment grade securities. Management of the Company will retain broad discretion in allocating the net proceeds of any offering of Securities under this Prospectus and the Company’s actual use of the net proceeds will vary depending on the availability and suitability of investment opportunities and its operating and capital needs from time to time. All expenses relating to an offering of Securities and any compensation paid to underwriting dealers or agents as the case may be, will be paid out of the proceeds from the sale of Securities, unless otherwise stated in the applicable Prospectus Supplement. The Company will not receive any proceeds from the sale of Securities by any Selling Securityholder.

The Company may, from time to time, issue securities (including Securities) other than pursuant to this Prospectus.

Negative Cash Flow From Operating Activities

The Company had negative cash flow from operating activities of $4.6 million in the year ended June 30, 2022. The Company may use a portion of proceeds from the sale of Securities to fund anticipated negative cash flow from operating activities in future periods.

SELLING SECURITYHOLDERS

This Prospectus may also, from time to time, relate to the offering of the Securities by way of a secondary offering (each, a “Secondary Offering”) by one or more Selling Securityholders.

The terms under which Securities may be offered by Selling Securityholders will be described in the applicable Prospectus Supplement. The Prospectus Supplement for or including any offering of Securities by Selling Securityholders will include, without limitation, where applicable: (i) the names of the Selling Securityholders; (ii) the number and type of Securities owned, controlled or directed by each Selling Securityholder; (iii) the number of Securities being distributed for the accounts of each Selling Securityholder; (iv) the number of Securities to be owned, controlled or directed by each Selling Securityholder after the distribution and the percentage that number or amount represents out of the total number of outstanding Securities; (v) whether the Securities are owned by the Selling Securityholders, both of record and beneficially, of record only or beneficially only; (vi) if a Selling Securityholder purchased any of the Securities held by him, her, them or it in the 12 months preceding the date of the Prospectus Supplement, the date or dates the Selling Securityholder acquired the Securities; and (vii) if a Selling Securityholder acquired the Securities held by him, her, them or it in the 12 months preceding the date of the Prospectus Supplement, the cost thereof to the Selling Securityholder in the aggregate and on a per security basis.

PLAN OF DISTRIBUTION

The Company or any Selling Securityholder may, from time to time, during the 25-month period that this Prospectus remains valid, offer for sale and issue Securities. The Company or any Selling Securityholder may sell Securities with an aggregate total offering price of up to US$200 million (or the equivalent thereof in Canadian dollars or any other currencies).

The Company or any Selling Securityholder may sell the Securities, separately or together, to or through underwriters, dealers or agents, and also may sell Securities to one or more other purchasers directly or through agents. Each Prospectus Supplement will set forth the terms of the offering, including the name or names of any underwriters, dealers or agents and any fees or compensation payable to them in connection with the offering and sale of a particular series or issue of Securities, the public offering price or prices of the Securities and the proceeds to the Company or any Selling Securityholder from the sale of the Securities. Any initial offering price and discounts, concessions or commissions allowed or paid to dealers may be changed from time to time.

In addition, the Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Company or one of its subsidiaries. The consideration for any such acquisition may consist of Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.

This Prospectus may qualify one or more “at-the-market distributions” (as defined in NI 44-102). The equity Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including in transactions that are deemed to be “at-the-market distributions”, including sales made directly on the TSX, NYSE American or other existing trading markets for the equity Securities. The prices at which the equity Securities may be offered may vary as between purchasers and during the period of distribution of the applicable equity Securities. If, in connection with the offering of equity Securities at a fixed price or prices, the underwriters, dealers or agents have made a bona fide effort to sell all of the equity Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters, dealers or agents will be decreased by the amount that the aggregate price paid by purchasers for the equity Securities is less than the gross proceeds paid by the underwriters, dealers or agents to the Company or any Selling Securityholder.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the U.S. Securities Act and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

In connection with any offering of Securities, other than an “at-the-market distribution”, the underwriters, dealers or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

No underwriter of an “at-the-market distribution” and no person or company acting jointly or in concert with such an underwriter, may, in connection with such a distribution, enter into any transaction that is intended to stabilize or maintain the market price of the Securities or Securities of the same class as the Securities distributed under this Prospectus and Prospectus Supplement, including selling an aggregate number or principal amount of Securities that would result in an underwriter creating an over-allocation position in the Securities.

Unless otherwise specified in the applicable Prospectus Supplement, Preferred Shares, Debt Securities, Warrants, Units or Subscription Receipts will not be listed on any securities exchange. Consequently, unless otherwise specified in the applicable Prospectus Supplement, there is no market through which the Preferred Shares, Debt Securities, Warrants, Units or Subscription Receipts may be sold and purchasers may not be able to resell any such Securities purchased under this Prospectus. This may affect the pricing of the Preferred Shares, Debt Securities, Warrants, Units or Subscription Receipts in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. No assurances can be given that a market for trading in Securities of any series or issue will develop or as to the liquidity of any such market, whether or not the Securities are listed on a securities exchange. See “Risk Factors”.

DESCRIPTION OF SECURITIES

The following is a brief summary of certain general terms and provisions of the Securities as at the date of this Prospectus. The summary does not purport to be complete and is indicative only. The specific terms of any Securities to be offered under this Prospectus, and the extent to which the general terms described in this Prospectus apply to such Securities, will be set forth in the applicable Prospectus Supplement. Moreover, a Prospectus Supplement relating to a particular offering of Securities may include terms pertaining to the Securities being offered thereunder that are not within the terms and parameters described in this Prospectus.

Common Shares

The Company is authorized to issue an unlimited amount of Common Shares, without par value, of which, as of August 15, 2023, a total of 157,585,007 Commons Shares are issued and outstanding. There are also options outstanding to purchase up to 3,953,167 Common Shares and 1,803,325 restricted share units of the Company outstanding as of August 15, 2023. Holders of Common Shares are entitled to one vote per Common Share at all meetings of the Company’s shareholders, to receive dividends as and when declared by the directors of the Company and to receive a pro rata share of the assets of the Company available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of the Company. There are no pre-emptive, conversion or redemption rights attached to the Common Shares.

Preferred Shares

The Company is not currently authorized to issue Preferred Shares. The Board may determine to designate and create shares of another class or series of shares, including as Preferred Shares. The Board may fix, before the issuance thereof, the number of Preferred Shares of each series, the designation, rights, privileges, restrictions and conditions attaching to the Preferred Shares of each series, including, without limitation, any voting rights, any right to receive dividends (which may be cumulative or non-cumulative and variable or fixed) or the means of determining such dividends, the dates of payment thereof, any terms and conditions of redemption or retraction, any exchange or conversion rights, and any rights on the liquidation, dissolution or winding-up of the Company, any sinking fund or other provisions.

The Preferred Shares of each series may, with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, rank on a parity with the Preferred Shares of every other series and be entitled to preference over the Common Shares. If any amount of cumulative dividends (whether or not declared) or declared non-cumulative dividends or any amount payable on any such distribution of assets constituting a return of capital in respect of the Preferred Shares of any series is not paid in full, the Preferred Shares of such series shall participate ratably with the Preferred Shares of every other series in respect of all such dividends and amounts.

The particular terms and provisions of a series of Preferred Shares offered pursuant to an accompanying Prospectus Supplement will be described in the applicable Prospectus Supplement. One or more series of Preferred Shares may be sold separately or together with other Securities under this Prospectus, or on conversion or exchange of any such Securities.

Description of Debt Securities

This section describes the general terms that will apply to any Debt Securities issued pursuant to this Prospectus. Debt Securities may be offered separately or in combination with one or more other securities of the Company. The Debt Securities may be issued in one or more series under an indenture (the “Debt Indenture”) to be entered into between the Company and one or more trustees (the “Trustee”) that will be named in a Prospectus Supplement for a series of Debt Securities. To the extent applicable, the Debt Indenture will be subject to and governed by the United States Trust Indenture Act of 1939, as amended. A copy of the form of the Debt Indenture to be entered into has been or will be filed with the SEC as an exhibit to the Registration Statement and will be filed with the securities commissions or similar authorities in Canada when it is entered into. The description of certain provisions of the Debt Indenture in this section do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Debt Indenture. The specific terms of the Debt Securities, and the extent to which the general terms described in this section apply to those Debt Securities, will be set forth in the applicable Prospectus Supplement. This description may include, but may not be limited to, any of the following, if applicable:

●	the title of the Debt Securities;

●	any limit on the aggregate principal amount of the Debt Securities;

●	the date or dates, if any, on which the Debt Securities will mature and the portion (if less than all of the principal amount) of the Debt Securities to be payable upon declaration of acceleration of maturity;

●	the rate or rates (whether fixed or variable) at which the Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which any such interest will be payable and the record dates for any interest payable on the Debt Securities;

●	the terms and conditions under which the Company may be obligated to redeem, repay or purchase the Debt Securities pursuant to any sinking fund or analogous provisions or otherwise;

●	the terms and conditions upon which the Company may redeem the Debt Securities, in whole or in part, at its option;

●	the covenants applicable to the Debt Securities;

●	the terms and conditions for any conversion or exchange of the Debt Securities for any other securities;

●	the extent and manner, if any, to which payment on or in respect of the Debt Securities of the series will be senior or will be subordinated to the prior payment of other liabilities and obligations of the Company;

●	whether the Debt Securities will be secured or unsecured;

●	whether the Debt Securities will be issuable in the form of global securities (“Global Securities”), and, if so, the identity of the depositary for such Global Securities;

●	the denominations in which Debt Securities will be issuable, if other than denominations of US$1,000 or integral multiples of US$1,000;

●	each office or agency where payments on the Debt Securities will be made and each office or agency where the Debt Securities may be presented for registration of transfer or exchange;

●	if other than United States dollars, the currency in which the Debt Securities are denominated or the currency in which we will make payments on the Debt Securities;

●	material Canadian federal income tax consequences and United States federal income tax consequences of owning the Debt Securities;

●	any index, formula or other method used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on the Debt Securities; and

●	any other terms, conditions, rights or preferences of the Debt Securities which apply solely to the Debt Securities.

If the Company denominates the purchase price of any of the Debt Securities in a currency or currencies other than United States dollars or a non-United States dollar unit or units, or if the principal of and any premium and interest on any Debt Securities is payable in a currency or currencies other than United States dollars or a non-United States dollar unit or units, the Company will provide investors with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of Debt Securities and such non-United States dollar currency or currencies or non-United States dollar unit or units in the applicable Prospectus Supplement. Each series of Debt Securities may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary. The terms on which a series of Debt Securities may be convertible into or exchangeable for Common Shares or other securities will be described in the applicable Prospectus Supplement. These terms may include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of the Company, and may include provisions pursuant to which the number of Common Shares or other securities to be received by the holders of such series of Debt Securities would be subject to adjustment. To the extent any Debt Securities are convertible into Common Shares or other securities, prior to such conversion the holders of such Debt Securities will not have any of the rights of holders of the securities into which the Debt Securities are convertible, including the right to receive payments of dividends or the right to vote such underlying securities.

The Company may, from time to time, issue Debt Securities and incur additional indebtedness other than through the issue of Debt Securities pursuant to this Prospectus.

Warrants

The following description sets forth certain general terms and provisions of Warrants that may be issued hereunder and is not intended to be complete. The Warrants may be offered separately or together with other Securities, as the case may be. Warrants may be issued at various times under one or more warrant agreements or warrant indentures to be entered into by the Company and one or more banks or trust companies acting as warrant agent.

The statements made in this Prospectus relating to any warrant indenture and Warrants to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the applicable warrant indenture, if any. Potential purchasers of Warrants should refer to the warrant indenture, if any, relating to the specific Warrants being offered for the complete terms of the Warrants. A copy of any warrant indenture, if any, relating to an offering or Warrants will be filed by the Company with the securities regulatory authorities in applicable Canadian offering jurisdictions and with the SEC after the Company has entered into it.

The particular terms of each issue of Warrants will be described in the related Prospectus Supplement. This description may include, but is not limited to, any of the following, if applicable:

●	the designation and aggregate number of Warrants;

●	the price at which the Warrants will be offered;

●	the designation, number and terms of the Securities purchasable upon exercise of the Warrants, and procedures that will result in the adjustment of those numbers;

●	the date on which the right to exercise the Warrants will commence and the date on which the right will expire, including any “early termination” or acceleration provisions;

●	the exercise price of the Warrants;

●	if the Warrants are issued as a Unit with another Security, the date, if any, on and after which the Warrants and the other Security will be separately transferable;

●	any minimum or maximum amount of Warrants that may be exercised at any one time;

●	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;

●	whether the Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

●	provisions as to modification, amendment or variation of the warrant indenture or any rights or terms of such Warrants, including upon any subdivision, consolidation, reclassification or other material change of the Common Shares or other Securities into which the Warrants are exercisable, any other reorganization, amalgamation, merger or sale of all or substantially all of the Company’s assets or any distribution of property or rights to all or substantially all of the holders of Common Shares;

●	whether the Company will apply to list the Warrants on any securities exchange;

●	the material United States and Canadian federal income tax consequences of owning the Warrants; and

●	any other material terms and conditions of the Warrants.

Warrant certificates will be exchangeable for new Warrant certificates of different denominations at the office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Securities underlying the Warrants. The Company may amend the warrant indenture(s) and the Warrants, without the consent of the holders of the Warrants, in the manner set forth in the applicable indenture(s) or certificates, including to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision or in any other manner that will not prejudice the rights of the holders of outstanding Warrants, as a group.

Units

The following description sets forth certain general terms and provisions of the Units that may be issued hereunder and is not intended to be complete. Units may be issued at various times comprising any combination of the other Securities described in this Prospectus. Each Unit will be issued so that the holder of such Unit is also the holder of each Security composing such Unit. Therefore, the holder of a Unit will have the rights and obligations of a holder of each included Security (except in some cases where the right to transfer an included Security of a Unit may not occur without the transfer of the other included Security comprising part of such Unit). The Units may be offered separately or together with other Securities, as the case may be.

The particular terms of each issue of Units will be described in the related Prospectus Supplement. This description may include, but is not limited to, any of the following, if applicable:

●	the designation and aggregate number of Units;

●	the price at which the Units will be offered;

●	the designation and terms of the Securities comprising the Units, including whether and under what circumstances those Securities may be held or transferred separately;

●	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the Securities comprising the Units;

●	whether the Units will be issued in fully registered or global form;

●	whether the Company will apply to list the Units on any securities exchange;

●	the material United States and Canadian federal income tax consequences of owning the Units, including how the purchase price paid will be allocated among the Securities comprising the Units; and

●	any other material terms and conditions of the Units.

Subscription Receipts

The following description sets forth certain general terms and provisions of Subscription Receipts that may be issued hereunder and is not intended to be complete. Subscription Receipts may be issued at various times which will entitle holders thereof to receive, upon satisfaction of the Release Conditions and for no additional consideration, Common Shares, Preferred Shares, Debt Securities, Warrants, Units or any combination thereof. The Subscription Receipts may be offered separately or together with other Securities, as the case may be. Subscription Receipts will be issued pursuant to one or more subscription receipt agreements (each, a “Subscription Receipt Agreement”), each to be entered into between the Company and an escrow agent (the “Escrow Agent”) that will be named in the relevant Prospectus Supplement. Each Escrow Agent will be a financial institution organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee. The subscription proceeds from an offering of Subscription Receipts will be held in escrow by the Escrow Agent pending the completion of the transaction or the termination time (the time at which the escrow terminates regardless of whether the transaction or event has occurred). If underwriters, dealers or agents are used in the sale of any Subscription Receipts, one or more of such underwriters, dealers or agents may also be a party to the Subscription Receipt Agreement governing the Subscription Receipts sold to or through such underwriter, dealer or agent.

The statements made in this Prospectus relating to any Subscription Receipt Agreement and Subscription Receipts to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the applicable Subscription Receipt Agreement. Purchasers of Subscription Receipts should refer to the Subscription Receipt Agreement relating to the specific Subscription Receipts being offered for the complete terms of the Subscription Receipts. A copy of any Subscription Receipt Agreement relating to an offering of Subscription Receipts will be filed by the Company with the securities regulatory authorities in the applicable Canadian offering jurisdictions and with the SEC after the Company has entered into it.

The particular terms of each issue of Subscription Receipts will be described in the related Prospectus Supplement. This description may include, but is not limited to, any of the following, if applicable:

●	the designation and aggregate number of the Subscription Receipts being offered;

●	the price at which the Subscription Receipts will be offered;

●	the designation, number and terms of Common Shares, Preferred Shares, Debt Securities, Warrants, Units or any combination thereof to be received by the holders of the Subscription Receipts upon satisfaction of the Release Conditions, and any procedures that will result in the adjustment of those numbers;

●	the identity of the Escrow Agent;

●	the conditions (the “Release Conditions”) that must be met in order for holders of the Subscription Receipts to receive, for no additional consideration, Common Shares, Preferred Shares, Debt Securities, Warrants, Units or any combination thereof;

●	the procedures for the issuance and delivery of Common Shares, Preferred Shares, Debt Securities, Warrants, Units or any combination thereof to holders of the Subscription Receipts upon satisfaction of the Release Conditions;

●	whether any payments will be made to holders of the Subscription Receipts upon delivery of Common Shares, Preferred Shares, Debt Securities, Warrants, Units or any combination thereof upon satisfaction of the Release Conditions;

●	the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of the Subscription Receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;

●	the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Company upon satisfaction of the Release Conditions and if the Subscription Receipts are sold to or through underwriters, dealers or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters, dealers or agents in payment of all or a portion of their fees or commissions in connection with the sale of the Subscription Receipts;

●	procedures for the refund by the Escrow Agent to holders of the Subscription Receipts of all or a portion of the subscription price of their Subscription Receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

●	any contractual right of rescission to be granted to initial purchasers of the Subscription Receipts in the event that this Prospectus, the Prospectus Supplement under which Subscription Receipts are issued or any amendment hereto or thereto contains a misrepresentation;

●	any entitlement of the Company to purchase the Subscription Receipts in the open market by private agreement or otherwise;

●	if the Subscription Receipts are issued as a Unit with another Security, the date, if any, on and after which the Subscription Receipts and the other Security will be separately transferable;

●	whether the Company will issue the Subscription Receipts as Global Securities and, if so, the identity of the depository for the Global Securities;

●	whether the Company will issue the Subscription Receipts as bearer securities, as registered securities or both;

●	provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms of the Subscription Receipts, including upon any subdivision, consolidation, reclassification or other material change of Common Shares, Preferred Shares, Debt Securities, Warrants or Units, any other reorganization, amalgamation, merger or sale of all or substantially all of the Company’s assets or any distribution of property or rights to all or substantially all of the holders of Common Shares;

●	whether the Company will apply to list the Subscription Receipts on any securities exchange;

●	the material United States and Canadian federal income tax consequences of owning the Subscription Receipts; and

●	any other material terms and conditions of the Subscription Receipts.

The holders of Subscription Receipts will not be, and will not have the rights of, shareholders of the Company. Holders of Subscription Receipts are entitled only to receive Common Shares, Preferred Shares, Debt Securities, Warrants, Units or any combination thereof on exchange or conversion of their Subscription Receipts, plus any cash payments, all as provided for under the Subscription Receipt Agreement and only once the Release Conditions have been satisfied.

The Subscription Receipt Agreement will provide that the Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to the Company (and, if the Subscription Receipts are sold to or through underwriters, dealers or agents, a portion of the Escrowed Funds may be released to such underwriters, dealers or agents in payment of all or a portion of their fees in connection with the sale of the Subscription Receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of Subscription Receipts will receive a refund of all or a portion of the subscription price for their Subscription Receipts, plus their pro-rata entitlement to interest earned or income generated on such amount, if provided for in the Subscription Receipt Agreement, in accordance with the terms of the Subscription Receipt Agreement.

The Subscription Receipt Agreement will specify the terms upon which modifications and alterations to the Subscription Receipts issued thereunder may be made by way of a resolution of holders of Subscription Receipts at a meeting of such holders or consent in writing from such holders. The number of votes of holders of Subscription Receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement.

The Subscription Receipt Agreement will also specify that the Company may amend the Subscription Receipt Agreement and the Subscription Receipts, without the consent of the holders of the Subscription Receipts, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of the holders of outstanding Subscription Receipts or as otherwise specified in the Subscription Receipt Agreement.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain Canadian federal income tax consequences to an investor who is a non-resident of Canada or to an investor who is a resident of Canada of acquiring, owning and disposing of any of the Securities offered thereunder. The applicable Prospectus Supplement may also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of any of the Securities offered thereunder by an initial investor who is subject to United States federal taxation. Investors should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult their own tax advisors with respect to their own particular circumstances.

EARNINGS COVERAGE RATIOS

Earnings coverage ratios will be provided as required by applicable securities laws in the applicable Prospectus Supplement(s) with respect to the issuance pursuant to this Prospectus of Preferred Shares or Debt Securities having a maturity in excess of one year pursuant to such Prospectus Supplement.

PRIOR SALES

A description of prior sales of the Securities will be provided as required in each Prospectus Supplement to this Prospectus.

MARKET FOR SECURITIES

The Common Shares are listed and posted for trading on the TSX in Canada under the symbol “NUAG” and are listed on the NYSE American in the United States under the symbol “NEWP”. Trading price and volume of the Common Shares will be provided as required in each Prospectus Supplement to this Prospectus.

RISK FACTORS

Before deciding to invest in any Securities, prospective purchasers of the Securities should consider carefully the risk factors and the other information contained in and incorporated by reference into this Prospectus and any applicable Prospectus Supplement relating to a specific offering of Securities. An investment in the Securities offered hereunder is speculative and involves a high degree of risk. Information regarding the risks affecting the Company and its business is provided in the documents incorporated by reference in this Prospectus, including in the Company’s most recent annual information form under the heading “Item 4.2 - Risk Factors”. Additional risks and uncertainties not known to the Company or that management currently deems immaterial may also impair the Company’s business, financial condition, results of operations or prospects. See “Documents Incorporated by Reference”.

No Assurance of Active or Liquid Market

No assurance can be given that an active or liquid trading market for the Common Shares will be sustained. If an active or liquid market for the Common Shares fails to be sustained, the prices at which such shares trade may be adversely affected. Whether or not the Common Shares will trade at lower prices depends on many factors, including the liquidity of the Common Shares, the markets for similar securities, general economic conditions and the Company’s financial condition, historic financial performance and future prospects.

There is no public market for the Preferred Shares, Debt Securities, Warrants, Units or Subscription Receipts and, unless otherwise specified in the applicable Prospectus Supplement, the Company does not intend to apply for listing of such Securities on any securities exchange. If the Preferred Shares, Debt Securities, Warrants, Units or Subscription Receipts are traded after their initial issue, they may trade at a discount from their initial offering prices depending on the market for similar securities and other factors including general economic conditions and the Company’s financial condition. There can be no assurance as to the liquidity of the trading market for the Preferred Shares, Debt Securities, Warrants, Units or Subscription Receipts or that a trading market for these securities will develop.

Public Markets and Share Prices

The market price of the Common Shares and any other Securities offered hereunder that become listed and posted for trading on the TSX, NYSE American or any other stock exchange could be subject to significant fluctuations in response to variations in the Company’s financial results or other factors. In addition, fluctuations in the stock market may adversely affect the market price of the Common Shares and any other Securities offered hereunder that become listed and posted for trading on a stock exchange regardless of the financial performance of the Company. Securities markets have also experienced significant price and volume fluctuations from time to time. In some instances, these fluctuations have been unrelated or disproportionate to the financial performance of issuers. Market fluctuations may adversely impact the market price of the Common Shares and any other Securities offered hereunder that become listed and posted for trading on a stock exchange. There can be no assurance of the price at which the Common Shares that become listed and posted for trading on a stock exchange will trade.

Additional Issuances and Dilution

The Company may issue and sell additional securities of the Company from time to time. The Company cannot predict the size of future issuances of securities of the Company or the effect, if any, that future issuances and sales of securities will have on the market price of any securities of the Company that are issued and outstanding from time to time. Sales or issuances of substantial amounts of securities of the Company, or the perception that such sales could occur, may adversely affect prevailing market prices for the securities of the Company that are issued and outstanding from time to time. With any additional sale or issuance of securities of the Company, holders will suffer dilution with respect to voting power and may experience dilution in the Company’s earnings per share. Moreover, this Prospectus may create a perceived risk of dilution resulting in downward pressure on the price of the Company’s issued and outstanding Common Shares, which could contribute to progressive declines in the prices of such securities.

Discretion Regarding Use of Proceeds

Management of the Company will have broad discretion with respect to the application of net proceeds received by the Company from the sale of Securities under this Prospectus or a future Prospectus Supplement and may elect to allocate proceeds in any way that it believes is in the Company’s best interests. Securityholders may not agree with the manner in which the Board and/or management chooses to allocate and spend such net proceeds. The failure by the Board and/or management to apply these funds effectively could have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.

Negative Cash Flow from Operating Activities

The Company has not yet achieved positive operating cash flow, and the Company will continue to experience negative cash flow from operations in the foreseeable future. The Company has incurred net losses in the past and may incur losses in the future unless it can derive sufficient revenues from its business. Such future losses could have an adverse effect on the market price of the Common Shares, which could cause investors to lose part or all of their investment.

EXEMPTION FROM NATIONAL INSTRUMENT 44-102

Pursuant to a decision of the Autorité des marchés financiers dated July 27, 2023, the Company was granted a permanent exemption from the requirement to translate into French this Prospectus as well as the documents incorporated by reference therein and any Prospectus Supplement to be filed in relation to an “at-the-market” distribution. This exemption is granted on the condition that this Prospectus and any Prospectus Supplement (other than in relation to an “at-the-market” distribution) be translated into French if the Company offers Securities to Quebec purchasers in connection with an offering other than in relation to an “at-the-market” distribution.

INTERESTS OF EXPERTS

Deloitte LLP is independent with respect to the Company within the meaning of the rule of professional conduct of the Chartered Professional Accountants of British Columbia and within the meaning of the U.S. Securities Act and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States).

The Silver Sand Technical Report Authors prepared the Silver Sand Technical Report. To management’s knowledge, the Silver Sand Technical Report Authors do not have any registered or beneficial interests, direct or indirect, in any securities or other property of the Company (or of any of its associates or affiliates).

Donald Birak, AusIMM Fellow, prepared the Carangas Technical Report. To the management’s knowledge, Mr. Birak does not have any registered or beneficial interests, direct or indirect, in any securities or other property of the Company (or of any of its associates or affiliates).

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon on behalf of the Company by Bennett Jones LLP, Vancouver, British Columbia, as to Canadian legal matters, and Dorsey & Whitney LLP, Seattle, Washington, as to United States legal matters. In addition, certain legal matters in connection with any offering of Securities will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents, as the case may be.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

The Company is governed by the laws of British Columbia and its principal place of business is outside the United States. Some of the directors and officers of the Company and the experts named herein or in the documents incorporated by reference herein are resident outside of the United States and some or all of the Company’s assets and the assets of such persons are located outside of the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States on the Company, its directors or officers or such experts, or to realize in the United States on judgments of courts of the United States predicated on civil liabilities under the U.S. Securities Act. Investors should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against the Company or such persons predicated on the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States or would enforce, in original actions, liabilities against the Company or such persons predicated on the United States federal securities or any such state securities or “blue sky” laws. A final judgment for a liquidated sum in favour of a private litigant granted by a United States court and predicated solely upon civil liability under United States federal securities laws would, subject to certain exceptions identified in the law of individual provinces of Canada, likely be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that would be recognized by the domestic Canadian court for the same purposes. There is a significant risk that a given Canadian court may not have jurisdiction or may decline jurisdiction over a claim based solely upon United States federal securities law on application of the conflict of laws principles of the province in Canada in which the claim is brought.

The Company filed with the SEC, concurrently with the Registration Statement, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed Puglisi and Associates, with an address at 850 Library Avenue, Suite 204, Newark, DE 19711, as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a United States court arising out of or related to or concerning the offering of Securities under the Registration Statement.

ENFORCEMENT OF JUDGEMENTS AGAINST FOREIGN PERSONS OR COMPANIES

Each of Dr. Rui Feng, director and Chief Executive Officer of the Company, and Dr. Peter Megaw, director of the Company, reside outside of Canada and has appointed New Pacific Metals Inc. at 1750-1066 West Hastings Street, Vancouver, British Columbia, Canada V6E 3X1 as their agent for service of process. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers and Controlling Persons.

The Registrant is subject to the provisions of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160 of the Act, an individual who:

●	is or was a director or officer of the Registrant,
●	is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the Registrant, or (ii) at the request of the Registrant, or
●	at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and including, subject to limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), may be indemnified by the Registrant against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, a proceeding (an “eligible penalty”) in which, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation, (a) the eligible party is or may be joined as a party, or (b) the eligible party is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding (“eligible proceeding”) to which the eligible party is or may be liable. Section 160 of the Act also permits the Registrant to pay the expenses actually and reasonably incurred by an eligible party after the final disposition of the eligible proceeding.

Under Section 161 of the Act, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act and subject to Section 163 of the Act, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding; provided the Registrant must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately decided that the payment of expenses is prohibited by Section 163, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

●	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its articles;
●	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its articles;
●	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or
●	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable in respect to the proceeding, or, after the final disposition of an eligible proceeding, pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act, as the case may be, in respect of the proceeding.

Under Section 164 of the Act, and despite any other provision of Part 5, Division 5 of the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Act, the Supreme Court of British Columbia may, on application of the Registrant or an eligible party, do one or more of the following things:

●	order the Registrant to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;
●	order the Registrant to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;
●	order the enforcement of, or payment under, an agreement of indemnification entered into by the Registrant;
●	order the Registrant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or
●	make any other order the court considers appropriate.

Section 165 of the Act provides that the Registrant may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

The foregoing description is qualified in its entirety by reference to the Act.

Under the articles of the Registrant, subject to the provisions of the Act, the Registrant must indemnify a director or former director of the Registrant, by reason of the fact he or she is or was a director of the Registrant or was serving at the request of the Registrant as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise, and the heirs and legal personal representatives of all such persons against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director is deemed to have contracted with the Registrant on the terms of the indemnity contained in the Registrant’s articles. The Registrant may indemnify an officer of the Company or any employee or agent of the Company or of a corporation and such persons’ heirs and personal representatives subject to any restrictions in the Act. The failure of a director or officer of the Registrant to comply with the Act or the articles of the Registrant does not invalidate any indemnity to which such person is entitled under the Registrant’s articles.

Under the articles of the Registrant and subject to the Act, the Registrant may purchase and maintain insurance for the benefit of any eligible party against any liability incurred by such party as a director, officer, employee or agent or person who holds or held an equivalent position.

The Registrant maintains directors’ and officers’ liability insurance. The policies provide a maximum coverage in any one policy year of $25 million in annual claims (subject to a deductible of $1 million per claim, payable by the Registrant). The primary policy insures (a) the directors and officers of the Registrant against losses arising from claims against them for certain of their actual or alleged wrongful acts (as defined within the insurance policy), (b) the Registrant for payments made pursuant to the Registrant’s indemnification of its directors and officers, and (c) the Registrant when it is directly named in a securities claim. The excess policy insures the directors and officers of the Registrant against losses arising from claims against them for certain of their actual or alleged wrongful acts (as defined within the insurance policy). The premiums for the policies are not allocated between directors and officers as separate groups.

Insofar as indemnification for liabilities arising under the United States Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the United States Securities Act of 1933 and is therefore unenforceable.

EXHIBITS

Exhibit	Description

4.1	Annual information form for the fiscal year ended June 30, 2022 dated September 28, 2022 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on September 28, 2022)

4.2	Audited consolidated financial statements as of and for the years ended June 30, 2022 and 2021 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on September 28, 2022)

4.3	Management’s discussion and analysis for the year ended June 30, 2022 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on September 28, 2022)

4.4	Unaudited condensed consolidated interim financial statements for the three and nine months ended March 31, 2023 and 2022, together with the notes thereto (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on May 9, 2023)

4.5	Management’s discussion and analysis for the three and nine months ended March 31, 2023 (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on May 9, 2023)

4.6	Management information circular dated October 24, 2022 prepared in connection with the annual general meeting of shareholders held on December 2, 2022 (“2022 AGM”) (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on November 2, 2022)

4.7	Material change report dated February 17, 2023 with respect to the Company filing an independent Preliminary Economic Assessment (“PEA”) technical report for its Silver Sand project located in Potosi, Bolivia, with an effective date of November 30, 2022 (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on July 27, 2023)

4.8	Material change report dated December 6, 2022 with respect to the appointment of Peter Megaw and Dickson Hall to the board of directors of the Company (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on December 7, 2022)

4.9	Material change report dated December 2, 2022 with respect to the Company filing an independent NI 43-101 technical report for its Carangas project located in Oruro, Bolivia, with an effective date of June 16, 2022 (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on Decmeber 2, 2022)

5.1	Consent of Deloitte LLP

5.2	Consent of Wayne Rogers

5.3	Consent of Mo Molavi

5.4	Consent of John Morton Shannon

5.5	Consent of Dinara Nussipakynova

5.6	Consent of Andrew Holloway

5.7	Consent of Leon Botham

5.8	Consent of Donald Birak

5.9	Consent of Alex Zhang

6.1*	Powers of Attorney (included on the signature page of this Registration Statement)

7.1	Form of Indenture

107*	Filing Fee Table

*	Previously Filed

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the SEC staff, and to furnish promptly, when requested to do so by the SEC staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

(a)	The Registrant has previously filed with the SEC a written irrevocable consent and power of attorney on Form F-X.
(b)	Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the SEC by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

EXHIBIT INDEX

Exhibit	Description

4.1	Annual information form for the fiscal year ended June 30, 2022 dated September 28, 2022 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on September 28, 2022)

4.2	Audited consolidated financial statements as of and for the years ended June 30, 2022 and 2021 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on September 28, 2022)

4.3	Management’s discussion and analysis for the year ended June 30, 2022 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on September 28, 2022)

4.4	Unaudited condensed consolidated interim financial statements for the three and nine months ended March 31, 2023 and 2022, together with the notes thereto (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on May 9, 2023)

4.5	Management’s discussion and analysis for the three and nine months ended March 31, 2023 (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on May 9, 2023)

4.6	Management information circular dated October 24, 2022 prepared in connection with the annual general meeting of shareholders held on December 2, 2022 (“2022 AGM”) (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on November 2, 2022)

4.7	Material change report dated February 17, 2023 with respect to the Company filing an independent Preliminary Economic Assessment (“PEA”) technical report for its Silver Sand project located in Potosi, Bolivia, with an effective date of November 30, 2022 (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on July 27, 2023)

4.8	Material change report dated December 6, 2022 with respect to the appointment of Peter Megaw and Dickson Hall to the board of directors of the Company (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on December 7, 2022)

4.9	Material change report dated December 2, 2022 with respect to the Company filing an independent NI 43-101 technical report for its Carangas project located in Oruro, Bolivia, with an effective date of June 16, 2022 (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on Decmeber 2, 2022)

5.1	Consent of Deloitte LLP

5.2	Consent of Wayne Rogers

5.3	Consent of Mo Molavi

5.4	Consent of John Morton Shannon

5.5	Consent of Dinara Nussipakynova

5.6	Consent of Andrew Holloway

5.7	Consent of Leon Botham

5.8	Consent of Donald Birak

5.9	Consent of Alex Zhang

6.1*	Powers of Attorney (included on the signature page of this Registration Statement)

7.1	Form of Indenture

107*	Filing Fee Table

*	Previously Filed.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No.1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 17th day of August, 2023.

NEW PACIFIC METALS CORP.

By:	/s/ Rui Feng
	Name:	Rui Feng
	Title:	Chief Executive Officer

POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Rui Feng	Chief Executive Officer and Director	August 17, 2023
Rui Feng	(Principal Executive Officer)

/s/ Jalen Yuan	Chief Financial Officer	August 17, 2023
Jalen Yuan	(Principal Financial Officer and Principal Accounting Officer)

*	Director	August 17, 2023
Terry Salman

*	Director	August 17, 2023
Dickson Hall

*	Director	August 17, 2023
Maria Tang

*	Director	August 17, 2023
Martin Wafforn

*	Director	August 17, 2023
Peter Megaw

*By:	/s/ Rui Feng
Name:	Rui Feng
Title:	Attorney in fact

III-3

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Amendment No. 1 to the Registration Statement, in the capacity of the duly authorized representative of the Registrant in the United States, on August 17, 2023.

PUGLISI & ASSOCIATES

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

III-4